Exhibit 2.1

STOCK PURCHASE AGREEMENT

relating to

CRITICAL CARE SYSTEMS, INC.

by and among

CURATIVE HEALTH SERVICES, INC.,

CRITICAL CARE SYSTEMS, INC.

and each of the

PERSONS LISTED ON SCHEDULE 1

to this Agreement

Dated February 24, 2004

TABLE OF CONTENTS

1.	DEFINITIONS

2.	SALE AND TRANSFER OF SHARES; CLOSING

	2.1	PURCHASE AND SALE OF SHARES
	2.2	ESTIMATED CASH ON HAND AND NET WORKING CAPITAL
	2.3	PAYMENTS AT THE CLOSING
	2.4	FINAL NET WORKING CAPITAL, CASH ON HAND AND INSURANCE CALCULATIONS.
	2.5	PURCHASE PRICE ADJUSTMENT PAYMENT
	2.6	NO RIGHT OF OFFSET
	2.7	SELLERS’ REPRESENTATIVE

3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

	3.1	ORGANIZATION AND GOOD STANDING
	3.2	SUBSIDIARIES; INVESTMENTS
	3.3	AUTHORITY; NO CONFLICT
	3.4	CAPITALIZATION
	3.5	FINANCIAL STATEMENTS
	3.6	BOOKS AND RECORDS AND FINANCIAL CONTROLS
	3.7	TITLE TO ASSETS
	3.8	ACCOUNTS RECEIVABLE
	3.9	INVENTORY
	3.10	NO UNDISCLOSED LIABILITIES
	3.11	TAXES
	3.12	NO MATERIAL ADVERSE CHANGE
	3.13	EMPLOYEE BENEFITS
	3.14	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS
	3.15	LEGAL PROCEEDINGS; PROFESSIONAL LIABILITY CLAIMS
	3.16	ABSENCE OF CERTAIN CHANGES AND EVENTS
	3.17	CONTRACTS; NO DEFAULTS
	3.18	INSURANCE
	3.19	ENVIRONMENTAL MATTERS
	3.20	EMPLOYEES
	3.21	LABOR RELATIONS; COMPLIANCE
	3.22	INTELLECTUAL PROPERTY
	3.23	CERTAIN PAYMENTS
	3.24	INSPECTIONS AND INVESTIGATIONS
	3.25	AFFILIATED TRANSACTIONS
	3.26	CHANGES IN SUPPLIERS AND THIRD-PARTY PAYORS
	3.27	INDEBTEDNESS
	3.28	[INTENTIONALLY OMITTED]
	3.29	RATES AND REIMBURSEMENT POLICIES
	3.30	[INTENTIONALLY OMITTED]

i

	3.31	PLACES OF BUSINESS
	3.32	CONTROLLED SUBSTANCES
	3.33	GUARANTEES, WARRANTIES AND DISCOUNTS
	3.34	BANK ACCOUNTS; SIGNING AUTHORITY; POWERS OF ATTORNEY
	3.35	TRANSACTION COSTS
	3.36	DISCLOSURE
	3.37	BROKERS OR FINDERS

4.	REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS

	4.1	CAPACITY; POWER AND AUTHORITY
	4.2	AUTHORIZATION; NO BREACH
	4.3	TITLE TO SHARES, ETC.
	4.4	BROKERAGE
	4.5	LITIGATION, ETC.
	4.6	COMPANY TRANSACTIONS
	4.7	NO DISCLOSURE OF CONFIDENTIAL INFORMATION

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

	5.1	ORGANIZATION AND GOOD STANDING
	5.2	AUTHORITY; NO CONFLICT
	5.3	INVESTMENT INTENT
	5.4	FINANCING
	5.5	CERTAIN PROCEEDINGS
	5.6	BROKERS OR FINDERS
	5.7	NO KNOWLEDGE OF BREACH OF SELLER REPRESENTATION

6.	COVENANTS OF COMPANY AND SELLERS

	6.1	OPERATION OF THE BUSINESSES OF THE COMPANY
	6.2	ACQUISITION PROPOSALS
	6.3	CONSENTS
	6.4	ACCESS
	6.5	SUPPLEMENTAL INFORMATION
	6.6	TRANSFER TAXES
	6.7	TAX MATTERS
	6.8	TAX INFORMATION
	6.9	401(K) PLAN AND OTHER EMPLOYEE BENEFIT LIABILITIES
	6.10	CONFIDENTIALITY
	6.11	2003 FINANCIAL STATEMENTS
	6.12	TERMINATION OF STOCKHOLDER AND COVENANT AGREEMENTS
	6.13	HEALTH OBJECTS SOFTWARE ESCROW
	6.14	CONSENT TO ASSIGNMENT OF REPRESENTATIONS AND WARRANTIES
	6.15	EXECUTION OF NONCOMPETITION AGREEMENT
	6.16	BEST EFFORTS

7.	COVENANTS OF BUYER

	7.1	CONSENTS
	7.2	STATUTORY MERGER
	7.3	TRANSACTION COSTS
	7.4	DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION
	7.5	PAYMENT OF INDEBTEDNESS
	7.6	ADDITIONAL INSURANCE
	7.7	BEST EFFORTS

8.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

	8.1	ACCURACY OF REPRESENTATIONS
	8.2	SELLERS’ PERFORMANCE
	8.3	NO COMPANY MATERIAL ADVERSE EFFECT
	8.4	CONSENTS
	8.5	FINANCING CONDITION
	8.6	DOCUMENT DELIVERY
	8.7	NO PROCEEDINGS
	8.8	NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS
	8.9	NO PROHIBITION

9.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

	9.1	ACCURACY OF REPRESENTATIONS
	9.2	BUYER’S PERFORMANCE
	9.3	CONSENTS
	9.4	ADDITIONAL DOCUMENTS
	9.5	NO INJUNCTION

10.	TERMINATION

	10.1	TERMINATION EVENTS
	10.2	EFFECT OF TERMINATION

11.	INDEMNIFICATION; REMEDIES

	11.1	SURVIVAL
	11.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS
	11.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER
	11.4	TIME LIMITATIONS
	11.5	LIMITATIONS ON AMOUNT—SELLERS
	11.6	LIMITATIONS ON AMOUNT—BUYER
	11.7	PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS
	11.8	MATERIALITY AND KNOWLEDGE LIMITATIONS
	11.9	SOLE AND EXCLUSIVE REMEDY.
	11.10	DETERMINATION OF DAMAGES.

12.	GENERAL PROVISIONS

	12.1	EXPENSES

12.2	PUBLIC ANNOUNCEMENTS
12.3	MUTUAL CONFIDENTIALITY
12.4	NOTICES
12.5	GOVERNING LAW
12.6	FURTHER ASSURANCES
12.7	WAIVER
12.8	ENTIRE AGREEMENT AND MODIFICATION
12.9	DISCLOSURE LETTER
12.10	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS
12.11	SEVERABILITY
12.12	SECTION HEADINGS, CONSTRUCTION
12.13	TIME OF ESSENCE
12.14	COUNTERPARTS

The Following schedules and exhibits to the Stock Purchase Agreement has been omitted. Curative Health Services, Inc. will furnish any such schedules and exhibits to the Commission as supplemental information upon request:

SCHEDULES

Schedule 1	Sellers
Schedule 2	Allocation of Preferred Share Purchase Price to each outstanding share of preferred stock of the Company

Schedule 5.2	Buyer’s Consents
Schedule 5.4	Copies of the Commitment Letters
Schedule 7.5	Debt to be Satisfied at Closing
Schedule 8.6(i)	Sellers executing Noncompetition Agreements

EXHIBITS

Exhibit 1	Disclosure Letter
Exhibit 2.3(b)(iii)	Form of Escrow Agreement
Exhibit 8.6(h)	Form of Employment Agreement
Exhibit 8.6(i)	Form of Noncompetition Agreement
Exhibit 8.6(k)	Form of Opinion of Counsel to Sellers
Exhibit 8.6(n)	Form of FIRPTA Affidavit

ANCILLARY DOCUMENTS

Confidentiality Agreement
Proposal Letter

Stock Purchase Agreement

This Stock Purchase Agreement (“Agreement”“) is made as of February 24, 2004, by and among Curative Health Services, Inc., a Minnesota corporation (“Buyer”), Critical Care Systems, Inc., a Delaware corporation (the “Company”), and each of the persons listed on Schedule 1 to this Agreement (collectively, the “Sellers”).

RECITALS

Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Company, held of record and beneficially by the Sellers for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.                                       DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Accounts Receivable” — shall mean all accounts and notes receivable of the Company and rights to receive payments from third parties reflected on Part 3.8 of the Disclosure Letter and the Interim Financials.

“Accrued Premiums” — as defined in the definition of “Net Working Capital.”

“Acquisition Proposal” — as defined in Section 6.2

“Applicable Contract” — any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Breach” — a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision and the term “Breach” means any such inaccuracy, breach or failure.

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer Consents” — as defined in Section 5.2.

“Cash on Hand” — all cash and cash equivalents of the Company determined in accordance with GAAP as of the close of business on the Closing Date.  Cash on Hand will be deemed to include any Special Payments previously made by the Company.

“Certificate of Incorporation” — the certificate of incorporation of the Company, as amended to date.

“Claim” — any third party action, audit, Proceeding, claim, investigation, subpoena or document request.

“Closing” — as defined in Section 2.3(a).

“Closing Date” — as defined in Section 2.3(a).

“Common Share Purchase Price” — the sum of (a) $118,027,022.85, plus (b) the Cash on Hand, minus (c) the outstanding amount of Indebtedness as of the close of business on the Closing Date, minus (d) the amount of any Transaction Costs set forth on Part 3.35 of the Disclosure Letter, plus (e) the amount, if any, by which the Net Working Capital exceeds the NWC Target, minus (f) the amount, if any, by which the Net Working Capital is less than the NWC Target.

“Common Share Purchase Price Per Share” — the Common Share Purchase Price divided by the aggregate number of shares of Class A and Class B Common Stock (or of Combined Common if a conversion has occurred pursuant to Section 4 of Part C of Article Four of the Certificate of Incorporation) outstanding on the Closing Date.

“Company” — as defined in the Recitals of this Agreement.

“Consent” — any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” — all of the transactions contemplated by this Agreement, including:

(a)           the sale of the Shares by Sellers to Buyer;

(b)           the execution, delivery, and performance of the Employment Agreement and the Noncompetition Agreements;

(c)           the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

(d)           Buyer’s acquisition and ownership of the Shares and exercise of control over the Company.

“Contract” — any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” — as defined in Section 11.2.

“Disclosure Letter” — the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement, and attached to this Agreement as Exhibit 1;

provided, however, that as of and after the Closing, the Disclosure Letter shall include any and all amendments provided by Sellers in accordance with this Agreement.

“Employment Agreement” — as defined in Section 8.6(h).

“Employee Benefit Plan” — as defined in Section 3.13(a).

“Encumbrance” — any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” — any Legal Requirement that relates to:

(a)           minimizing the hazardous characteristics of wastes that are generated;

(b)           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(c)           reducing to acceptable levels the risks inherent in the transportation of hazardous substances;

(d)           cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;

(e)           making responsible parties pay private parties, or groups of them, for damages done to the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets;

(f)            the protection, investigation or restoration of the Environment, health and safety, or natural resources;

(g)           the handling, use, presence, disposal, release or threatened release of any Hazardous Materials; or

(h)           noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property due to environmental causes, including but not limited to those contemplated by the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC § 9601 et. sec.

“ERISA” — the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliates” — means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC § 414.

“Escrow Agreement” — as defined in Section 2.3(b)(iii).

“Escrow Agent” — as defined in Section 2.3(b)(iii).

“Estimated Cash on Hand” — as defined in Section 2.2(a).

“Estimated Common Share Purchase Price” — the sum of (a) $118,027,022.85, plus (b) the Estimated Cash on Hand, minus (c) the outstanding amount of Indebtedness as of the close of business on the Closing Date, minus (d) the amount of any Transaction Costs set forth on Part 3.35 of the Disclosure Letter, plus (e) the amount, if any, by which the Estimated Net Working Capital exceeds the NWC Target, minus (f) the amount, if any, by which the Estimated Net Working Capital is less than the NWC Target.

“Estimated Common Share Purchase Price Per Share” — the Estimated Common Share Purchase Price divided by the aggregate number of shares of Class A and Class B Common Stock (or of Combined Common if a conversion has occurred pursuant to Section 4 of Part C of Article Four of the Certificate of Incorporation) outstanding on the Closing Date.

“Estimated Net Working Capital” — as defined in Section 2.2(b).

“Financials” — as defined in Section 3.5.

“GAAP” — generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financials were prepared.

“Government Programs” — as defined in Section 3.14(b).

“Governmental Authorization” — any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any:

(a)           nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign, or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(d)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Governmental Consents” — as defined in Section 8.4.

“Hazardous Materials” — any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“HSR Act” — the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Indebtedness” means (a) any liability of the Company (i) for borrowed money or arising out of any extension of credit to or for the account of the Company (including reimbursement or payment obligations with respect to surety bonds, letters of credit, banker’s acceptances and similar collateral security instruments), for the deferred purchase price of capital equipment or other property or services or arising under conditional sale or other title retention agreements for collateral security purposes, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) in respect of capital leases, (iv) in respect of an interest rate swap, cap or collar agreement or similar arrangement, or (v) secured by any Encumbrances upon any property or assets of the Company (or upon any revenues, income or profits of the Company therefrom); provided, however, that Indebtedness shall not include trade payables incurred or arising in the Ordinary Course of Business of the Company; and (b) except as set forth on Part 1 of the Disclosure Letter, any liability of others of the type described in the preceding clause (a) in respect of which the Company has incurred, assumed or acquired a liability by means of a guaranty.

“Indemnification Escrow Amount” — as defined in Section 2.3(b)(iii).

“Independent Auditor” — as defined in Section 2.4(a).

“Insurance Amount” — the purchase price of the additional insurance contemplated by Section 7.6 below.

“Intellectual Property Assets” — as defined in Section 3.22(a).

“Interim Financials” — as defined in Section 3.5.

“IRC” — the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” — the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” — when used with respect to Sellers means (a) the actual knowledge (i.e., the conscious awareness of facts or other information) of Christopher J. York, Paul McConnell, Tom Komula, all of the Vice Presidents of the Company, Barb Proesser and Kevin Ross; and (b) any knowledge that would have been acquired by Christopher J. York, Paul McConnell or Tom Komula upon appropriate inquiry and investigation.

“Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Lien” — a mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, security agreement, easement, covenant, restriction, charge, claim, option, voting trust, stockholder agreement, proxy or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device), other than liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, and other than liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent.

“Material Adverse Effect” — as defined in Section 3.12.

“Material Contracts” — as defined in Section 3.17(a).

“Medical Waste Laws” — as defined in Section 3.19(g).

“Medicare and Medicaid Programs” — as defined in Section 3.14(b).

“Net Working Capital” — the result of (a) all current assets (excluding Cash on Hand) of the Company, minus (b) all current liabilities (excluding Indebtedness and Transaction Costs to the extent any portion of either would be included in current liabilities) of the Company, in each case determined as of the close of business on the Closing Date in accordance with GAAP; provided that, the value of the prepaid professional liability insurance premiums as of the close of business on the Closing Date (“Accrued Premiums”) shall be included in the calculation of Net Working Capital.

“Noncompetition Agreements” — as defined in Section 8.6(i).

“NWC Target” — an amount equal to $18,500,000.

“Objections Statement” — as defined in Section 2.4(a).

“Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” — any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” — an action taken by a Person for the Company will be deemed to have been taken in the “Ordinary Course of Business” if:

(a)           such action is consistent with the past practices of such Person or other Persons acting for the Company and is taken in the ordinary course of the normal day-to-day operations of the Company; and

(b)           such action is not required to be specifically authorized by the board of directors of the Company (or by any Person or group of Persons exercising authority delegated by such board of directors).

“Organizational Documents” — the certificate of incorporation and the bylaws of the Company, and any amendment thereto.

“Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Preferred Share Purchase Price” — $31,972,977.15.

“Preferred Share Purchase Price Per Share” — the allocable share of the Preferred Share Purchase Price attributable to each outstanding share of preferred stock of the Company as reflected on Schedule 2 of this Agreement.

“Preliminary Closing Statement” — as defined in Section 2.4(a).

“Price Adjustment Escrow Amount” — as defined in Section 2.3(b)(iv).

“Private Consents” — as defined in Section 3.3.

“Private Programs” — as defined in Section 3.14(c).

“Proceeding” — any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Professional Liability Claims” — as defined in 3.15(b).

“Purchase Price” — the sum of the Preferred Share Purchase Price and the Common Share Purchase Price.

“Purchase Price Adjustment” — as defined in Section 2.5.

“Registered Intellectual Property Assets” — those United States, international and foreign, if any:  (a) patents and patent applications (including provisional applications) and all reissues, divisions, renewals, extensions, provisions, continuations, foreign counterparts, and continuations-in-part thereof; (b) registered trademarks, registered service marks, applications to register trademarks or service marks, intent-to-use trademark and service mark applications, or other registrations or applications related to trademarks or service marks; (c) registered copyrights and applications for copyright registration, in each case that are listed on Part 3.22(b) of the Disclosure Letter; and (d) Internet domain name registrations and uniform resource locators (“URLS”).

“Related Person” — with respect to a particular individual:

(a)           each other member of such individual’s Family;

(b)           any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)           any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)           any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)           any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)           any Person that holds a Material Interest in such specified Person;

(c)           each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)           any Person in which such specified Person holds a Material Interest;

(e)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)            any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) ”Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests of the Person that give rises to the power to direct or cause the direction of the management policies of the Person.

“Representative” — with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” — the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Sellers” — as defined in the first paragraph of this Agreement.

“Sellers Common Share Purchase Price” — the product of the Common Share Purchase Price Per Share and the aggregate number of shares of Class A and Class B Common Stock (or of Combined Common if a conversion has occurred pursuant to Section 4 of Part C of Article Four of the Certificate of Incorporation) held by the Sellers as of the Closing Date.

“Sellers Estimated Common Share Purchase Price” — the product of the Estimated Common Share Purchase Price Per Share and the aggregate number of shares of Class A and Class B Common Stock (or of Combined Common if a conversion has occurred pursuant to Section 4 of Part C of Article Four of the Certificate of Incorporation) held by the Sellers as of the Closing Date.

“Sellers Estimated Purchase Price” — the sum of the Sellers Preferred Share Purchase Price and the Sellers Estimated Common Share Purchase Price.

“Sellers Preferred Share Purchase Price” — $31,972,977.15.

“Sellers Purchase Price” — the sum of the Sellers Preferred Share Purchase Price and the Sellers Common Share Purchase Price.

“Sellers Purchase Price Adjustment” — as defined in Section 2.5.

“Sellers’ Representative” — as defined in Section 2.7(a).

“Shares” — as defined in the Recitals of this Agreement.

“Special Payments” — as defined in Section 3.35.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) — means, with respect to any Person, all taxes, domestic or foreign, including without limitation any income (net or gross), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority.

“Tax Return” — any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxing Authority” — any authority responsible for the imposition or collection of any Tax.

“Threatened” — a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Transaction Costs” — as defined in Section 3.35.

2.                                       SALE AND TRANSFER OF SHARES; CLOSING

2.1                                 PURCHASE AND SALE OF SHARES

Upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Sellers, all of the Shares against payment by Buyer of an amount in cash equal to the Sellers Purchase Price.  The portion of the Purchase Price to be paid at the Closing to the Sellers will be an aggregate amount in cash equal to the Sellers Estimated Purchase Price.

2.2                                 ESTIMATED CASH ON HAND AND NET WORKING CAPITAL

At least two days prior to the Closing Date, Sellers shall deliver to Buyer their good faith estimate of

(a)           the Cash on Hand (the “Estimated Cash on Hand”) and

(a)                (b)           the Net Working Capital (the “Estimated Net Working Capital”), which shall be subject to the reasonable approval of Buyer if Estimated Net Working Capital is more than 110% of NWC Target.

2.3                                 PAYMENTS AT THE CLOSING

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bryan Cave LLP in Chicago, or other location mutually agreeable to Buyer and Sellers] at 10:00 a.m. on March 31, 2004, or if any of the conditions to the Closing set forth in Section 8 or 9 of this Agreement (other than those to be satisfied at the Closing) have not been satisfied or waived by the party entitled to the benefit thereof then, on the third business day following satisfaction or waiver of all of the closing conditions set forth in Section 8 or 9 (other than those to be satisfied at the Closing) or on such other date and time as is mutually agreeable to Buyer and Sellers.  The date and time of the Closing are referred to herein as the “Closing Date.”

(b)           The Sellers Estimated Purchase Price shall be payable at the Closing as follows:

(i)            Buyer shall pay Sellers the Sellers Preferred Share Purchase Price, pro rata in accordance with their respective ownership of Preferred Shares as set forth on Schedule 1 to this Agreement, either by bank cashier’s or certified checks payable to the order of each Seller who owns Preferred Shares, or by wire transfer of immediately available funds to an account specified by such Seller.

(ii)           Buyer shall pay Sellers an amount equal to the Sellers Estimated Common Share Purchase Price less the Indemnification Escrow Amount less the Price Adjustment Escrow Amount, pro rata in accordance with their respective ownership of Common Shares as set forth on Schedule 1 to this Agreement, either by bank cashier’s or certified checks payable to the order of each Seller who owns Common Shares, or by wire transfer of immediately available funds to an account specified by such Seller.

(iii)          Buyer shall deposit in cash with an escrow agent (the “Escrow Agent”) selected by the Sellers and subject to the reasonable approval of Buyer, $12,500,000 (the “Indemnification Escrow Amount”) in accordance with an escrow agreement in the form attached hereto as Exhibit 2.3 (the “Escrow Agreement”) for purposes of providing for any indemnification due to Buyer under Section 11 of this Agreement. The Indemnification Escrow Amount shall be held in escrow for 18 months and then distributed pro rata to Sellers who owned Common Shares unless and to the extent it is subject to a claim of Buyer made in good faith.

(iv)          Buyer shall deposit in cash with the Escrow Agent $2,500,000 (the “Price Adjustment Escrow Amount”) in accordance with the Escrow Agreement for purposes of securing the Sellers’ potential payment obligations under Section 2.4 of this Agreement. The Price Adjustment Escrow Amount shall be held in escrow for until final determination of the Preliminary Closing Statement and then distributed in accordance with Section 2.5 of this Agreement.

2.4                                 FINAL NET WORKING CAPITAL, CASH ON HAND AND INSURANCE CALCULATIONS.

(a)           As promptly as possible, but in any event within 45 days after the Closing Date, Sellers’ Representative will deliver to Buyer its calculations of the Net Working Capital and Cash on Hand (the “Preliminary Closing Statement”) and Buyer shall deliver to Sellers’ Representative evidence of the Insurance Amount.  During this 45 day period, the Sellers’ Representative and its accountants shall have reasonable access to the Company’s books and records and working papers for the purpose of producing the Preliminary Closing Statement.  After delivery of the Preliminary Closing Statement, Buyer and its accountants shall be permitted reasonable access to review any materials used by the Sellers’ Representative or its accountants in their preparation of the Preliminary Closing Statement.  The Buyer and its accountants may make inquiries of the Sellers’ Representative and its accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of their review thereof, and the Sellers’ Representative shall use its reasonable best efforts to cause any such accountants to cooperate with and respond to such inquiries.  If the Buyer has any objections to the Preliminary Closing Statement, Buyer shall deliver to the Sellers’ Representative a statement setting forth the objections thereto (an “Objections Statement”).   To be assertable in the Objections Statement, an objection by Buyer with respect to any individual item on the Preliminary Closing Statement must relate to an adjustment in any single item on the Preliminary Closing Statement in an amount equal to or greater than $5,000 and an aggregate adjustment in an amount equal to or greater than $50,000.  Buyer hereby waives the right to assert any objection, other than allegations of fraud, with respect to the Preliminary Closing Statement that is not asserted in the Objections Statement delivered to Seller’ Representative within 30 days after delivery of the Preliminary Closing Statement.  If an Objections Statement is not delivered to the Sellers’ Representative within 30 days after delivery of the Preliminary Closing Statement, the Preliminary Closing Statement shall be final, binding and non-appealable by the parties hereto.  Sellers and Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, Sellers or Buyer may submit such dispute to an independent national accounting firm not affiliated with either Buyer or the Sellers, specified by the manager of the New York City branch office of Deloitte & Touche LLP (the “Independent Auditor”).  Sellers and Buyer shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all disagreements as soon as practicable.  The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable on the parties hereto.  The costs and expenses of the Independent Auditor shall be paid equally by Buyer and Sellers.

(b)           If the Cash on Hand as finally determined pursuant to clause (a) above is greater than the Estimated Cash on Hand, Buyer shall owe to Sellers such excess in accordance with Section 2.5.  If the Cash on Hand as finally determined pursuant to clause (a) above is less than the Estimated Cash on Hand, the Sellers shall owe such shortfall to Buyer in accordance with Section 2.5.

(c)           If the Net Working Capital as finally determined pursuant to clause (a) above is greater than the Estimated Net Working Capital, Buyer shall owe to the Sellers such excess in accordance with Section 2.5.  If the Net Working Capital as finally determined pursuant to clause (a) above is less than the Estimated Net Working Capital, the Sellers shall owe such shortfall to Buyer in accordance with Section 2.5.

(d)           If the Insurance Amount is greater than the Accrued Premiums, Sellers shall owe to Buyer 50% of such excess in accordance with Section 2.5.

2.5                                 PURCHASE PRICE ADJUSTMENT PAYMENT

The “Purchase Price Adjustment” shall be (i) the net amount, if any, owed to either the Buyer or the Sellers and the other stockholders of the Company as a result of the final determinations of Cash on Hand, Net Working Capital and the Insurance Amount pursuant to Sections 2.4(b), (c) and (d), plus (ii) interest on such amount, as provided for in the Escrow Agreement, from the Closing Date through the date of payment, plus (iii) if the Purchase Price Adjustment owing to Buyer exceeds the Price Adjustment Escrow Amount and Buyer elects to pursue remedies other than compensation from the Indemnification Escrow Amount, simple interest on such excess amount at the interest rate equal to the Near Close Federal Funds rate at the end of the day on the Closing Date, as cited on the Wall Street Journal, from the Closing Date through the date of payment. The “Sellers Purchase Price Adjustment“ shall be the product of the Purchase Price Adjustment multiplied by the percentage resulting from dividing the number of Common Shares held by the Sellers by the number of Common Shares outstanding immediately prior to the Closing.  Within ten business days after final determinations are made pursuant to Sections 2.4(b), (c) and (d), (a) if the Sellers Purchase Price Adjustment is owing to Buyer, Buyer shall be entitled to payment of such amount from the Price Adjustment Escrow Amount and the balance of such Escrow Amount, if any, shall be distributed to Sellers in accordance with the terms of the Escrow Agreement; provided, however, that if the Seller Purchase Price Adjustment owing to Buyer is greater than the Price Adjustment Escrow Amount, Buyer shall offset such difference from the Indemnification Escrow Amount if such difference is less than $1,000,000; provided, further, that if such difference exceeds $1,000,000, then Buyer may pursue any available remedies to recover the full amount of the difference, including offsetting such difference from the Indemnification Escrow Amount, or (b) if the Sellers Purchase Price Adjustment is owing to Sellers, the entire Price Adjustment Escrow Amount shall be distributed to Sellers in accordance with the terms of the Escrow Agreement and Buyer shall pay the amount of the Sellers Purchase Price Adjustment to the Sellers, pro rata in accordance with their respective ownership of Common Shares as set forth on Schedule 1 to this Agreement, either by bank cashier’s or certified check payable to the order of a Seller, or by wire transfer of immediately available funds to an account specified by such Seller.

The Purchase Price shall not be adjusted under this Section 2 as a result of Sellers’ breach of any representation or warranty hereunder, and the indemnification provisions of Section 11.2 shall be the exclusive remedy of Buyer with respect to any such breach by Sellers.  Buyer shall not have any right to seek or obtain indemnification pursuant to Section 11.2 for any disputed item in the Preliminary Closing Statement.

2.6                                 NO RIGHT OF OFFSET

Buyer may not offset any amounts to which it may be entitled under the terms of this Agreement against amounts otherwise payable under this Agreement.  The foregoing will not constitute an election of remedies or otherwise limit Buyer in any manner in the enforcement of any other remedies that may be available to it hereunder.

2.7                                 SELLERS’ REPRESENTATIVE

(a)           In order to efficiently administer the transactions contemplated hereby, the Sellers hereby desire to designate Christopher J. York, as their representative, (in such capacity, the “Sellers’ Representative”).  By execution of this Agreement, Christopher J. York agrees to act as the Sellers’ Representative.

(b)           In the event that Christopher J. York, or his substitute as the Sellers’ Representative, dies, becomes unable to perform his responsibilities hereunder or resigns from such position, then Tom Komula, or such other individual as may be designated in writing within fifteen business days of such vacancy to fill such vacancy by the Sellers holding, immediately prior to the Closing, a majority of the outstanding Shares shall be the substituted representative, shall provide written notice of the Buyer of the same, and shall be deemed to be a Sellers’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c)           By virtue of the execution of this Agreement each Seller hereby agrees that:

(i)            Christopher J. York is hereby designated as the Sellers’ Representative, and any substitute Sellers’ Representative shall be designated as set forth in Section 2.7(b);

(ii)           the Sellers hereby authorize the Sellers’ Representative, (A) to take all action necessary against Buyer in connection with breaches of obligations by Buyer under this Agreement, (B) to determine the Sellers to whom consideration from Buyer shall be distributed and the amount of consideration to be so distributed, (C) to give and receive all notices required to be given under this Agreement after the Closing Date, (D) to take any and all additional action as is contemplated to be taken by or on behalf of the Sellers after the Closing Date by the terms of this Agreement, and (E) to take any further action which the Sellers’ Representative shall consider necessary or desirable in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the execution, delivery and performance of the Escrow Agreement or any closing certificates contemplated by this Agreement on behalf of the Sellers, hereby giving the Sellers’ Representative full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully as such Seller might or could do if personally present, and has ratified and confirmed all that the Sellers’ Representative shall lawfully do or cause to be done by virtue thereof;

(iii)          all decisions, actions and instructions by the Sellers’ Representative shall be binding upon all of the Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same;

(iv)          Buyer shall be able to rely conclusively on the instructions and decisions of the Sellers’ Representative as to any other actions required or permitted to be taken by the Sellers’ Representative hereunder, and no party shall have any cause of action against Buyer to the extent Buyer has relied upon the instructions or decisions of the Sellers’ Representative;

(v)           the provisions of this Section 2.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement;

(vi)          remedies available at law for any breach of the provisions of this Section 2.7 are inadequate; therefore, Buyer shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if Buyer brings an action to enforce the provisions of this Section 2.7;

(vii)         the provisions of this Section 2.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Seller, and any references in this Agreement to a Seller or the Sellers shall mean and include the successors to the Seller’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise; and

(viii)        all reasonable, documented fees and expenses incurred by the Sellers’ Representative from and after the Closing Date shall be paid by the Sellers.

3.                                       REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

As a material inducement to Buyer to enter into this Agreement, with the understanding that Buyer will be relying thereon in consummating the transactions contemplated hereunder, and except as set forth in the Disclosure Letter, the Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

3.1                                 ORGANIZATION AND GOOD STANDING

The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business and is in good standing in every jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification and the failure to so qualify would reasonably be expected to have a Material Adverse Effect.  Part 3.1 of the Disclosure Letter lists each jurisdiction in which the Company is so qualified.  The Company has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.  The copies of the Company’s Certificate of Incorporation and bylaws which have been furnished to the Buyer’s counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.  The Company is in full compliance with its Organizational Documents and has been in full compliance since December 31, 2001.

3.2                                 SUBSIDIARIES; INVESTMENTS

The Company does not own or hold any shares of stock or any other security or interest in any other Person or any rights to acquire any such security or interest.

3.3                                 AUTHORITY; NO CONFLICT

The execution, delivery and performance of this Agreement and all other agreements created in connection with the Agreement and contemplated hereby to which the Company is a party have been duly authorized by the Company.  This Agreement and all other agreements created in connection with the Agreement and contemplated hereby to which the Company is a party each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.  Except as set forth in Part 3.3 of the Disclosure Letter, the execution and delivery by the Company of this Agreement and all other agreements created in connection with the Agreement and contemplated hereby to which the Company is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, (iii) result in the creation of any Lien or Encumbrance upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, suspend, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, Consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to (a) any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound, the consequences of which would have a Material Adverse Effect on the Company or on the Contemplated Transactions; or (b) the Organizational Documents of the Company.  Part 3.3 of the Disclosure Letter sets forth a list of all of the material Contracts (by category and type, where applicable) pursuant to which consents or waivers (the “Private Consents”) are required as a result of consummation of the Contemplated Transactions.

3.4                                 CAPITALIZATION

(a)           The authorized, issued and outstanding capital stock of the Company is set forth on Part 3.4 of the Disclosure Letter.  The Buyer has been provided with a true and correct copy of the Company’s Organizational Documents.  Except as set forth in Part 3.4 of the Disclosure Letter, there are no (i) options, warrants, preemptive or other similar rights outstanding to purchase any equity security of the Company, or (ii) Contracts for the purchase and sale of any outstanding shares of capital stock or any outstanding rights relating to the issuance, sale, or transfer of any equity securities or other securities of the Company.  None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock, except pursuant to the Organizational Documents and the Amended and Restated Stockholders’ Agreement, dated December 31, 2001, by and among the Company, Christopher J. York in his capacity as an executive, Thoma Cressey Fund VII, L.P. and certain stockholders of the Company (the “Stockholders’ Agreement“).  The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.  All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and in certificated form.  The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote with the Sellers on any matter.  No “Event of Noncompliance”, as defined in the Certificate of Incorporation of the Company, has occurred or is reasonably likely to occur pursuant to this Agreement, the Contemplated Transactions or the conduct of the Company’s business as it is currently being conducted.

(b)           To the Knowledge of the Sellers, there are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs, except as described in Part 3.4 of the Disclosure Letter.

3.5                                 FINANCIAL STATEMENTS

Part 3.5 of the Disclosure Letter sets forth a true and correct copy of:  (a) audited balance sheets of the Company as of December 31, 2002, 2001 and 2000 and the related audited statements of income, changes in stockholders’ equity, and cash flow for the three-year period ended December 31, 2002, together with the respective reports thereon of KPMG LLP, independent certified public accountants, (“Financials”), and (b) an unaudited balance sheet of the Company as of December 31, 2003, and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the year then ended, including in each case any notes thereto (the “Interim Financials”), (together with the Financials, the “Statements”).  The Statements are based upon the books and records of the Company, have been prepared in accordance with generally accepted accounting principles (“GAAP”) and present fairly the financial position, results of operations and cash flows of the Company at the respective dates and for the respective periods indicated, except that the Interim Financials may not contain all notes, are subject to year-end adjustments and other adjustments pursuant to an audit.  No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

3.6                                 BOOKS AND RECORDS AND FINANCIAL CONTROLS

The minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.  The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Company.

The Company uses commercially reasonable efforts to establish proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.7                                 TITLE TO ASSETS

(a)           Except as set forth in Part 3.7 of the Disclosure Letter, the Company has good title to all of its properties and assets as set forth on the Interim Financials, free and clear of all Encumbrances, except Encumbrances listed in Part 3.7 of the Disclosure Letter.  The Company does not own any real property.  Part 3.7 of the Disclosure Letter sets forth a true and correct list of all leases, subleases or other agreements under which the Company is lessee or sublessor of any real property or has any interest in real property and, except as set forth in Part 3.7 of the Disclosure Letter, there are no rights or options held by the Company, or any contractual obligations on its part, to purchase or otherwise acquire (including by way of lease or sublease) any interest in or use of any real property, nor any rights or options granted by the Company, or any contractual obligations entered into by it, to sell or otherwise dispose of (including by way of lease or sublease) any interest in or use of any real property.  All such leases, subleases and other agreements are in full force and effect and constitute legal, valid and binding obligations of the Company, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity (“Equitable Exceptions“), and to the Knowledge of the Sellers, the other parties thereto, with no existing or claimed default or event of default, or event which with notice or lapse of time or both would constitute a default or event of default, by the Company, or, to the Knowledge of the Sellers, by any other party thereto.

(b)           All of the buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of the business of the Company are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business of the Company.  Each such asset is reasonably suitable for the purposes for which it presently is used, is free from patent defects, and has been regularly and appropriately maintained, repaired and replaced in accordance with manufacturer specifications according to normal industry practice in the Company’s industry.  The Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of its business, as presently conducted and as presently proposed to be conducted.

3.8                                 ACCOUNTS RECEIVABLE

The Accounts Receivables are accurately reflected on the Interim Financials and are owned free and clear of any Liens or Encumbrances, are not subject to any valid counterclaim, set-off or defense except to the extent of the reserve set forth on the Interim Financial Statements and the Preliminary Closing Statement or as disclosed in Part 3.8 of the Disclosure Letter and, to the Knowledge of Sellers, are collectible in the ordinary course, subject to the applicable reserve set forth on the Interim Financials, represent valid obligations for services actually performed by Seller, and have arisen only in the Ordinary Course of Business of the Company.  The Company has not altered its credit policies or practices since the date of the Interim Financials except as described in Part 3.8 of the Disclosure Letter.  Set forth on Part 3.8 of the Disclosure Letter is an aging schedule of the Accounts Receivable and the Company’s accounts payable as of December 31, 2003.

3.9                                 INVENTORY

All inventory of the Company reflected in the Interim Financials consists of items of a quality and quantity usable and salable in the Ordinary Course of Business of the Company and conforms to generally acceptable quality standards in the Company’s industry.  The aggregate value of the Company’s inventory that is outdated or damaged on the Closing Date shall not exceed $50,000.

3.10                           NO UNDISCLOSED LIABILITIES

Except as set forth in Part 3.10 of the Disclosure Letter, to the Knowledge of the Sellers, the Company has no liabilities or obligations of any nature (whether known or unknown, whether absolute, accrued, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) except for liabilities or obligations reflected or reserved for in the Interim Financials and current liabilities incurred in the Ordinary Course of Business of the Company since the date of the Interim Financials (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

3.11                           TAXES

Except as set forth in Part 3.11 of the Disclosure Letter:

(a)           all Tax Returns required to be filed with respect to the Company are true, correct, and complete in all material respects, have been timely filed (taking into account all extensions of due dates), or an extension of time within which to file any such Tax Return has been requested, which Tax Return has not since been filed;

(b)           Sellers have made available to Buyer, complete and accurate copies of all Tax Returns filed since January 1, 1998;

(c)           all Taxes shown on such Tax Returns or otherwise known by the Company to be due or payable (other than Taxes that are being contested in good faith) have been timely paid and all payments of estimated Taxes required to be made with respect to the Company under Section 6655 of the IRC or any comparable provision of state, local or foreign law have been made on the basis of the Company’s good faith estimate of the required installments;

(d)           all Taxes of the Company which will be due and payable, whether now or hereafter, for any period ending on, ending on and including, or ending before the Closing Date, shall have been paid by or on behalf of the Company or shall be reflected on the Company’s books as an accrued Tax liability, either current or deferred;

(e)           no adjustment relating to any of such Tax Returns has been proposed in writing by any Taxing Authority, except proposed adjustments that have been resolved prior to the date hereof;

(f)            there are no outstanding written requests for information with respect to any Tax matters of the Company or the Taxes reflected on such Tax Returns;

(g)           all Taxes which the Company is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities to the extent due and payable;

(h)           no liens for Taxes exist with respect to any of the assets or properties of the Company, except for statutory liens for Taxes not yet due or payable;

(i)            since December 31, 2000, no written claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(j)            there is no deficiency or refund litigation or any audit or examination pending with respect to any Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any deficiency or refund litigation or any audit or examination with respect to any Taxes;

(k)           the Company does not have outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax;

(l)            the Company is not party to or bound by and does not owe any amount pursuant to any tax-sharing agreement, tax indemnity obligation or similar agreement;

(m)          the Company has not agreed to and is not required to make any adjustment under Section 481(a) of the IRC or any comparable provision of state, local or foreign Tax law, or by reason of a change in accounting method;

(n)           no property of the Company is property that is “tax-exempt use property” within the meaning of Section 168(h) of the IRC;

(o)           the Company is not a party to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC by reason of the transactions contemplated hereby;

(p)           the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC during the applicable period specified in Section 897(C)(1)(A)(ii) of the IRC;

(q)           the Company has reported in a manner for which there is substantial authority or has adequately disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial underpayment of federal income Tax within the meaning of Section 6662 of the IRC;

(r)            the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any person (other than any of the Company and its Related Persons) under Treasury Regulation

Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

3.12                           NO MATERIAL ADVERSE CHANGE

Since December 31, 2003, there has not been any change, event or condition, individually or in the aggregate, that has had, or with the passage of time would have, a material adverse effect on the business, operations, properties, assets, or condition (financial or otherwise) of the Company, or on Sellers’ ability to close the Contemplated Transactions (“Material Adverse Effect”); provided, however, that Material Adverse Effect shall not include (i) any changes resulting from general economic, regulatory or political conditions, (ii) acts attributable to or omissions by Buyer or circumstance affecting the Company instigated by Buyer and/or its affiliates, (iii) circumstances that affect the industries in which the Company operates generally, (iv) changes resulting from changes in law or accounting principles; or (v) any changes resulting from the announcement or pendency of the Contemplated Transactions.  No event has occurred or circumstance exists that would reasonably be expected to result in such a Material Adverse Effect.

3.13                           EMPLOYEE BENEFITS

(a)           Except as described in Part 3.13 of the Disclosure Letter, the Company does not now maintain or contribute to any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, vacations, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company.  Each of the arrangements set forth in Part 3.13 of the Disclosure Letter is hereinafter referred to as an “Employee Benefit Plan.”  No Employee Benefit Plan is a defined benefit plan or a multi-employer plan, and the Company and its ERISA Affiliates have never maintained or contributed to a defined benefit plan or a multi-employer plan.

(b)           The Company has delivered to Buyer true, correct and complete copies of each Employee Benefit Plan, and with respect to each such plan (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current calendar year or any of the two preceding calendar years, and (iii) the most recently received IRS determination letters and any governmental advisory opinions or rulings.

(c)           Each Employee Benefit Plan is and has previously been maintained and operated in material compliance with the terms of such plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable Tax treatment) by any and all statutes, governmental or court orders, and governmental rules or regulations in effect from time to time, including, but not limited to, ERISA and the IRC, as applicable to such plan.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC and each trust forming part of an Employee

Benefit Plan which is intended to qualify under Section 501(c)(9) of the IRC is specifically so identified in Part 3.13 of the Disclosure Letter and has been determined by the IRS to be so qualified, and nothing has occurred since the date of the last such determination as to each such plan or trust that has resulted or is likely to result in the revocation of such determination as to such plan or trust.

(d)

(i)            There is no pending or, to the Knowledge of the Sellers, Threatened, legal action, proceeding or investigation, other than routine claims for benefits or relating to qualified domestic relations orders, concerning any Employee Benefit Plan, or any fiduciary or service provider thereof, and there is no reasonable basis for any such legal action, proceeding or investigation.

(ii)           No Employee Benefit Plan or any party in interest with respect thereto, has engaged in a prohibited transaction that could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC.

(iii)          No summary plan description or summary of material modifications has been distributed to participants and beneficiaries that, at the time made, did not reflect accurately in all material respects the terms and operations of the relevant Employee Benefit Plan.

(iv)          Neither the Company nor any ERISA Affiliates has any actual unsatisfied liabilities, or is reasonably expected to incur any material liabilities that would reasonably be expected to become a liability of Buyer, with respect to death or medical benefits after an employee’s separation from employment, other than (x) benefits after separation set forth in Part 3.13 of the Disclosure Letter and (y) health care continuation benefits described in Section 4980B of the IRC or required under applicable law or group life insurance continuation benefits under applicable state law.

(v)           No benefits due under any Employee Benefit Plan have been forfeited subject to the possibility of reinstatement (which possibility would still exist at or after the Closing) except described in such Plan as permitted by applicable law.

(vi)          The Company has not undertaken to maintain any Employee Benefit Plan for any specific period of time and each such plan is terminable at the sole discretion of the Company, subject only to such constraints as may be imposed by applicable law.

(e)           All costs of administering and contributions required to be made to each Employee Benefit Plan under the terms of that Employee Benefit Plan, ERISA, the IRC, or any other applicable law have been timely made.  All other amounts that should be accrued to date as liabilities of the Company under or with respect to each Employee

Benefit Plan for the current plan year of the plan have been recorded on the books of the Company.

(f)            Except as set forth on Part 3.13(f) of the Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any material payment (whether of severance pay or otherwise) becoming due from any Employee Benefit Plan to any current or former director, officer, consultant, or employee of the Company or result in the vesting, acceleration of payment, or increases in the amount of any material benefit payable to or in respect of any such current or former director, officer, consultant, or employee.

3.14                           COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)           Except as set forth in Part 3.14(a) of the Disclosure Letter:

(i)            The operations of the Company have been conducted in accordance with all laws, regulations, orders and other applicable legal requirements of all courts and other Governmental Bodies having jurisdiction over the Company or its employees, assets, properties and operations, except where the consequences of failure to so conduct would not have a Material Adverse Effect.  To the Knowledge of Sellers, no violation or default of any such law, regulation, order or other legal requirement exists and the Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Body or arbitrator, domestic or foreign, applicable to the Company or any of its assets, properties or operations with respect thereto and, to the Knowledge of Sellers no event has occurred which may result in a violation or give rise to a remedial obligation.

(ii)           To the Knowledge of Sellers, neither the Company nor persons and entities providing professional services in connection with the Company’s business have engaged in any activities which are prohibited under 42 U.S.C. s. 1320a-7, 1320a-7a, 1320a-7b, 1395nn, and 1396b, 31 U.S.C. s. 3729 3733, and the federal CHAMPUS/TRICARE statute (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated pursuant to such statutes, or related state statutes or regulations, including but not limited to the following:  (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

(b)           Part 3.14(b) of the Disclosure Letter sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Body, the failure of which to have issued or granted would have a Material Adverse Effect (the “Licenses and Permits”), and all pending applications therefore, and provider numbers and provider agreements under all Government Programs and Private Programs (each as defined below).  Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Sellers, Threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect.  Except as set forth in Part 3.14 of the Disclosure Letter, to the Knowledge of Sellers, no Licenses and Permits will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.  The Licenses and Permits constitute all of the material licenses and permits under any Legal Requirements necessary for the Company to lawfully conduct and operate its business in the manner in which it is currently conducted or is anticipated to be conducted and to operate its business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.  Except as disclosed on Part 3.14(b) of the Disclosure Letter, the Company is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) (Medicare, Medicaid, CHAMPUS and TriCare programs and such other similar federal, state or local reimbursement or governmental programs for which the Company is eligible and in which the Company participates are hereinafter referred to collectively as the “Government Programs”) and has current provider numbers and provider agreements for such Government Programs.

(c)           Except as set forth in Part 3.14(c) of the Disclosure Letter, the Company has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments.  Except as set forth in Part 3.14(c) of the Disclosure Letter, (i) there are no pending appeals, adjustments, challenges, audits, inquiries, litigations or notices of intent to audit with respect to such prior reports or billings, (ii) during the last two years the Company has not been audited, or otherwise examined by any Government Program or Private Program and (iii) there are no reports required to be filed by the Company in order to be paid under any Government Program or Private Program for services rendered, except for reports not yet due.  “Private Programs“ shall mean non-governmental third party payor with which the Company has a contract to provide services and to receive payment therefor.

3.15                           LEGAL PROCEEDINGS; PROFESSIONAL LIABILITY CLAIMS

(a)           Except as set forth in Part 3.15 of the Disclosure Letter, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the

Knowledge of the Sellers, Threatened, before any Governmental Body, or before any arbitrator or mediator of any nature brought by or against the Company or any of its officers, directors, employees, or agents involving, affecting or relating to the business of the Company or its assets or the transactions contemplated by this Agreement, nor is any basis known to the Sellers for any such action, suit, proceeding or investigation.  Part 3.15 of the Disclosure Letter sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations, all of which are currently being defended subject to insurance policies in effect.  The Company is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Body or arbitrator, domestic or foreign, that affects the Company’s business or assets, or that would or might interfere with the transactions contemplated by this Agreement.

(b)           Except as set forth in Part 3.15 of the Disclosure Letter, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any Governmental Body or before any arbitrator or mediator of any nature involving any services performed in connection with or on behalf of the Company, or class of claims or lawsuits involving the same or similar services performed in connection with or on behalf of the Company which, in any such case, is pending or, to the Knowledge of the Sellers, Threatened (collectively, “Professional Liability Claims”) and (ii) the Company has received no notice of and to the Knowledge of the Sellers, there has not been any accident, happening or event which is caused or allegedly caused by or otherwise involving any services performed in connection with or on behalf of the Company that is reasonably likely to result in or serve as a basis for a claim or loss.  All Professional Liability Claims in Part 3.15 of the Disclosure Letter are being defended pursuant to insurance policies.

3.16                           ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Interim Financials, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

(a)           change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or any securities or obligations convertible into or exchangeable therefor; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any of its authorized or issued capital stock; or declaration, setting aside or payment of any dividend or other distribution or payment in respect of the Company’s equity interests;

(b)           amendment to the Organizational Documents of the Company or alterations in the form in which the Company is organized for state law or Tax purposes;

(c)           payment, amendment or increase by the Company, except in the Ordinary Course of Business, of any bonuses, salaries, severance or benefits or other compensation to any director, officer, or employee or entry into any employment, severance, or similar

Contract, any loans to, or entry into any transaction of any nature with any director, officer, or employee or any Related Party of the Company;

(d)           entry into, termination of, or receipt of notice of termination of any Material Contract;

(e)           changes in the accounting methods used by the Company;

(f)            borrowing of any amount or the discharge or satisfaction of any Lien or incurrence or payment of any obligation or liability (absolute or contingent), other than current liabilities shown on the Interim Financials and current liabilities incurred since that date in the Ordinary Course of Business of the Company (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit);

(g)           new Liens on any of the Company’s assets or properties;

(h)           sale, transfer, assignment, lease or other disposition of or encumbrance of any of the Company’s assets or properties, except for sales of inventory in the Ordinary Course of Business of the Company or acquisition of any assets or properties, except in the Ordinary Course of Business of the Company;

(i)            any other distribution other than in the Ordinary Course of Business of the Company (whether in cash or property or any combination thereof and whether in redemption or liquidation of an interest or otherwise) to any Person;

(j)            any new investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any partnership, limited liability company, corporation or other entity, or purchased any property or assets;

(k)           cancellation, waiver or compromise, in whole or in part, of any debt or claim other than in the Ordinary Course of Business of the Company;

(l)            intentional waiver or release of any rights, including without limitation, any intangible rights, other than in the Ordinary Course of Business of the Company;

(m)          loss or damage (whether or not such loss or damage shall have been covered by insurance) which materially affects its ability to conduct the Company’s business;

(n)           notification of cancellation or Threatened cancellation of, or cancellation, amendment or intentional or knowing waiver of any rights which, individually or in the aggregate, would have a Material Adverse Effect on the Company;

(o)           written, or to the Knowledge of the Sellers, oral notice or communication from any patient, referral source, client or third party payor, which represents average annual revenue of $500,000 or more for the Company over the past three fiscal years, of intent to discontinue or materially reduce prior levels of business;

(p)           business of the Company conducted in any manner other than in the Ordinary Course of Business, including, without limitation, maintenance of inventory levels, collection of third party accounts receivable and payments of accounts payable;

(q)           any other change, event, or condition which, in any case or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect; or

(r)            agreement, whether oral or written, by the Company to do any of the foregoing.

3.17                           CONTRACTS; NO DEFAULTS

(a)           Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Company has delivered to Buyer true and complete copies, of the following agreements (“Material Contracts”):

(i)            each Applicable Contract that involves performance of services or delivery of products by the Company of an annual amount or value in excess of $100,000;

(ii)           each Applicable Contract that was not entered into in the Ordinary Course of Business of the Company that is material to the business, condition (financial or otherwise) or results of operation of the Company, including, without limitation, any understandings relating to any partnership, joint venture, or management services arrangement relating to the Company or any other Applicable Contract involving the sharing of profits, losses, costs or liabilities by the Company with any other Person.

(iii)          each Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(iv)          each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(v)           each power of attorney that is currently effective and outstanding;

(vi)          each Applicable Contract for capital expenditures in excess of $50,000;

(vii)         each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in its Ordinary Course of Business;

(viii)        Contracts between the company and any third party payor, physician, hospital, pharmacy or other provider or supplier of health care services or products to patients;

(ix)           Contracts with any consultants;

(x)            Applicable Contracts terminable by any other party thereto upon a change of control of the Company, where such contract involves performance of service or delivery of products by the Company of an annual amount or value in excess of $25,000; and

(xi)           each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth certain information concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the Company’s office where details relating to the Contracts are located.  Written summaries of any oral Material Contracts are set forth in Part 3.17 of the Disclosure Letter.

(b)           Except as set forth in Part 3.17(b) of the Disclosure Letter:

(i)            no Seller (and no Related Person of any Seller) has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Applicable Contract that relates to the business of, or any of the assets owned or used by the Company; and

(ii)           to the Knowledge of the Sellers, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c)           Except as set forth in Part 3.17(c) of the Disclosure Letter, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, subject to the Equitable Exceptions.

(d)           Except as set forth in Part 3.17(d) of the Disclosure Letter:

(i)            the Company is, and at all times since December 31, 2002 has been, in full compliance in all material respects with the terms and requirements of each Material Contract;

(ii)           to the Knowledge of the Sellers, each other Person that has or had any obligation or liability under any Material Contract is, and at all times since December 31, 2002 has been, in compliance in all material respects with all the terms and requirements of such Contract;

(iii)          no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

(iv)          the Company has not given to or received from any other Person, at any time since December 31, 2002, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

(e)           There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under the Material Contracts with any Person and, to the Knowledge of the Sellers, no such Person has made written demand for such renegotiation.

(f)            The Contracts relating to third party payment for products and services rendered by the Company have been entered into in the Ordinary Course of Business of the Company.

3.18                           INSURANCE

(a)           The Company has delivered to Buyer:

(i)            true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the two years preceding the date of this Agreement;

(ii)           true and complete copies of all pending applications for policies of insurance; and

(iii)          any written statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b)           Part 3.18(b) of the Disclosure Letter describes:

(i)            any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; and

(ii)           any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company.

(c)           Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and the prior policy year:

(i)            a summary of the loss experience under each policy;

(ii)           a statement describing each claim under an insurance policy which sets forth:

(A)          the name of the claimant;

(B)           a description of the policy by insurer, type of insurance, and period of coverage; and

(C)           the amount and a brief description of the claim; and

(iii)          a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims, but such statement shall not contain any individual identifying information.

(d)           Except as set forth on Part 3.18(d) of the Disclosure Letter:

(i)            All policies to which the Company is a party or that provide coverage to the Company or any director or officer of the Company:

(A)          are valid, outstanding, and enforceable;

(B)           are issued by an insurer that is, to the Knowledge of the Seller, financially sound and reputable;

(C)           taken together, to the Knowledge of the Sellers, provide reasonably adequate insurance coverage for the assets and the operations of the Company in such amounts and subject to such terms as are commercially reasonable for a Person carrying on the same business or businesses as the Company, including coverage for claims applicable to the period prior to Closing;

(D)          are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound; and

(E)           do not provide for any retrospective premium adjustment on the part of the Company.

(ii)           Other than in connection with renewal in the Ordinary Course of Business, since December 31, 2002, the Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)          The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

(iv)          The Company has given notice to the insurer of all claims that may be insured thereby.

3.19                           ENVIRONMENTAL MATTERS

Except as disclosed in Part 3.19 of the Disclosure Letter:

(a)           the Company possesses, and is in compliance in all material respects with, all licenses and government authorizations and has filed all notices that are required under local, state and federal Environmental Laws, and the Company is in compliance in all material respects with all Environmental Laws;

(b)           the Company has not received any written, or to the Knowledge of the Sellers, oral notice of any claim during the last three (3) years of actual or Threatened liability under Environmental Laws and to the Sellers’ Knowledge, which for this Section 3.19(b) does not include any inquiry or investigation, there are no facts or circumstances which could form the basis for the assertion of any claim against the Company under any Environmental Laws or any similar local, state or foreign laws with respect to any on-site or off-site location;

(c)           the Company has not entered into or agreed to, nor does the Company intend to enter into or agree to, any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws;

(d)           the Company has not been subject to any administrative or judicial proceeding under any applicable Environmental Laws either now or any time during the past five years;

(e)           the Company has previously provided Buyer with true, correct and complete copies of all files of the Company relating to environmental matters, and Part 3.19 of the Disclosure Letter sets forth the amount of all fines, penalties or assessments paid within the last five years by the Company with respect to environmental matters, including the date of payment and the basis for the assertions of liability;

(f)            to the Sellers’ Knowledge, which for this Section 3.19(f) shall not include any inquiry or investigation, none of the real properties leased by the Company, nor any of the improvements or equipments thereon, contain any asbestos, PCBs or underground storage tanks; and

(g)           the Company is not in violation of, or the subject of, any enforcement action by any governmental authority under the Medical Waste Tracking Act, 42 U.S.C. ss. 6992 et seq., or any applicable federal, state or local governmental Legal Requirement dealing with the disposal of medical wastes (“Medical Waste Laws”).  The Company has not received any written, or to the Sellers’ Knowledge, oral notice of any investigation or inquiry by any governmental authority under the Medical Waste Laws.  The Company has obtained and is in material compliance with any permits related to medical waste disposal required by the Medical Waste Laws, and has taken reasonable steps to determine, and has determined, that all disposal of medical waste by it has been in compliance with the Medical Waste Laws.

3.20                           EMPLOYEES

(a)           Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status:  employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 2003 outside the Ordinary Course of Business of the Company; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company Qualified Plan, severance pay, insurance, medical, welfare, or vacation plan, other employee pension or welfare benefit plan.  Part 3.20 of the Disclosure Letter also contains a complete and correct list of all current employment, management, noncompete, nonsolicitation, nondisclosure, confidentiality, trade secret, intellectual property assignment or other consulting agreements (whether written or oral) with any Persons employed or retained by the Company and which are not terminable at will or upon not more than 90 days notice by the Company.  True, complete and correct copies of all such written agreements or written summaries of all oral agreements have been delivered to Buyer.

(b)           No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business.

(c)           Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future:  name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits (excluding COBRA).

3.21                           LABOR RELATIONS; COMPLIANCE

No charges with respect to or relating to the business of the Company are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, and, to the Knowledge of the Sellers, no such action has been Threatened against the Company.  To the Knowledge of Sellers, which for this Section 3.21 does not include any inquiry or investigation, no general manager level or above employee of the Company intends to terminate his or her employment with the Company.

The Company has complied, in all material respects, at all times with all applicable Legal Requirements relating to employment and employment practices and those relating to the calculation and payment of wages, including without limitation, overtime, maximum hours of work, equal employment opportunity (including Legal Requirements prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, workers compensation or otherwise), affirmative action and other hiring practices, Occupational Safety and Health Laws, workers compensation, unemployment, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act.  At any time within the last three years, the Company has not been the subject of an audit or investigation by any federal, state, or local agency charged with the enforcement of these Legal Requirements (including, without limitation, the Department of Labor Wage and Hour Division (“DOL/WHD”), Equal Employment Opportunity Commission (“EEOC”), Office of Federal Contract Compliance Program (“OFCCP”), Immigration and naturalization Service (“INS”), Occupational Safety and Health Administration (“OSHA”), and the National Labor Relations Board (“NLRB”)), nor has the Company operated under any remedial order or consent decree issued by such a federal, state, or local agency.  Part 3.21 of the Disclosure Letter contains a complete and correct list of all written federal, state, or local affirmative action plans or programs, maintained by the Company, and true, complete and correct copies of the same have been delivered to Buyer.  The Company does not have any labor relation problem pending, or to the Knowledge of the Sellers, Threatened, and its labor relations are satisfactory.  Except as set forth in Part 3.21 of the Disclosure Letter, there are no workers’ compensation claims pending against the Company, and, to the Knowledge of the Sellers, there are no facts that would give rise to such a claim.

3.22                           INTELLECTUAL PROPERTY

(a)           Intellectual Property Assets—The term “Intellectual Property Assets” includes:

(i)            the name Critical Care Systems, Inc., all fictional business names, trade names, registered and unregistered trademarks, service marks, and applications for same (collectively, “Marks”);

(ii)           all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)          all copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)          all rights in mask works (collectively, “Rights in Mask Works”); and

(v)           all confidential, proprietary, and/or trade secret know-how information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”);

owned, used, or licensed by the Company as licensee or licensor.  The Company has all of the Intellectual Property Assets necessary for the conduct of the business of the Company as presently conducted.

(b)           Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description of items described in Section 3.22(a) above and a complete and accurate list and summary description of any Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which the Company is the licensee (“Intellectual Property Agreements”).  Except as set forth in Part 3.22(b) of the Disclosure Letter, (i) the Intellectual Property Agreements are valid and binding and in full force and effect, subject to the Equitable Exceptions, and the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, termination or suspension of such Intellectual Property Agreements, and (ii) the Company is in compliance therewith.  To the Knowledge of the Sellers, all other parties to such Intellectual Property Agreements are in compliance therewith.

(c)           To the Knowledge of Sellers, except as otherwise disclosed on Part 3.22(c) of the Disclosure Letter, the Company owns all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Liens and Encumbrances, has the right to use without payment to a third party all of the Intellectual Property Assets and is the sole and official owner of record of all Registered Intellectual Property Rights as listed in Part 3.22(b) of the Disclosure Letter.

(d)           Part 3.22(d) of the Disclosure Letter lists all proceedings or actions before any Government Body related to any of the Intellectual Property Assets listed in Part 3.22(b) of the Disclosure Letter.  No such Intellectual Property Assets are the subject of any proceeding or outstanding decree, order, judgment, agreement or stipulation that if adversely determined does or would have a Material Adverse Effect, except as set forth in Part 3.22(d) of the Disclosure Letter.

(e)           All Intellectual Property Assets listed on Part 3.22(b) of the Disclosure Letter are valid and enforceable and to the Knowledge of the Sellers, there are no facts showing, and no party has asserted, that any such rights are invalid or unenforceable.  Except as set forth in Part 3.22(e) of the Disclosure Letter, to the Knowledge of Sellers, no Person has or is infringing on or misappropriating any Intellectual Property Assets listed on Part 3.22(b) of the Disclosure Letter.  All such rights are in full force and effect and all actions required to maintain them have been taken, including without limitation payment of all fees, and filing of all documents with the relevant authorities.

(f)            Except as set forth in Part 3.22(f) of the Disclosure Letter, the Company has not received any notice, and to the Knowledge of the Sellers, no complaint has been filed, alleging any infringement by the Company of any Intellectual Property Assets of a third party, and the Company has not infringed any such rights. To the Knowledge of the Sellers, no infringement against the Company has occurred with respect to products and services currently being or previously sold by the Company or with respect to the business of the Company.

3.23                           CERTAIN PAYMENTS

Neither the Company nor any Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any payments, kickbacks, or other payments to any Person, private or public, regardless of form, whether in money, property, or service in violation of any Legal Requirements, or (b) established or maintained any funds or assets that have not been recorded in the books and records of the Company.

3.24                           INSPECTIONS AND INVESTIGATIONS

Except as set forth and described in Part 3.24 of the Disclosure Letter:  (a) neither the Company’s right nor, the right of any licensed professional or other individual affiliated with the Company, to receive reimbursements pursuant to any Government Program or Private Program has been terminated, suspended or otherwise limited as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party; and (b) the Company has not, during the past three years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity, nor has the Company received any notice of deficiency during the past three years in connection with the operations of its business.

3.25                           AFFILIATED TRANSACTIONS

Except as disclosed in Part 3.25 of the Disclosure Letter, no Related Person of the Company has, or, since January 1, 2001, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company.  Neither the Company nor any Related Person of the Company owns, or, since January 1, 2001, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any person that has (a) had business dealings or a financial interest in any transaction with the Company other than business dealings or transactions disclosed in Part 3.25 of the Disclosure Letter, each of which has been conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with the Company with respect to any line of products or services of the Company in any market presently served by the Company.  Except as set forth in Part 3.25 of the Disclosure Letter, the Company has no related party accounts with any Related Person of the Company.  Part 3.25 of the Disclosure Letter sets forth a description of all material products or services provided by any Related Person to the Company and the manner in which the costs of providing such products or services have been allocated to the Company.  Except as set forth in Part 3.25 of the Disclosure Letter, no Related Person of the Company is a party to any Contract with, or has any claim or right against, the Company in connection with the business of the Company.

3.26                           CHANGES IN SUPPLIERS AND THIRD-PARTY PAYORS

None of the suppliers supplying products, materials or drugs to the Company in excess of $ 500,000 annually, averaged over the prior three fiscal years, has provided any written, or to the Knowledge of the Sellers, oral notice to the Company that it intends to cease selling such products, materials or drugs to the Company or to materially limit or reduce such sales of the products to the Company or materially increase prices to the Company and to the Knowledge of the Sellers there is no fact which indicates that any third-party payor of the Company intends to terminate, limit or reduce its business relations with the Company in the event of a merger or other change of ownership of the Company, or otherwise.

3.27                           INDEBTEDNESS

At the date hereof, the Company has no Indebtedness outstanding except as set forth in the Interim Financials or Part 3.27 of the Disclosure Letter.  Except as set forth in Part 3.27 of the Disclosure Letter, the Company is not in default with respect to any outstanding Indebtedness or any agreement, instrument or other obligation relating thereto and no such Indebtedness or any agreement, instrument or other obligation relating thereto purports to limit the issuance of any securities by the Company, or (except as set forth in Part 3.27 of the Disclosure Letter) the operation of its businesses.  Complete and correct copies of all agreements, instruments and other obligations (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company have been made available to Buyer.

3.28                           [INTENTIONALLY OMITTED]

3.29                           RATES AND REIMBURSEMENT POLICIES

The Company does not have any reimbursement or payment rate appeals, disputes or contested positions currently pending before any governmental authority or any administrator of any Private Programs.

3.30                           [INTENTIONALLY OMITTED]

3.31                           PLACES OF BUSINESS

Except as set forth in Part 3.31 of the Disclosure Letter, since its formation, the Company has done business only as Critical Care Systems, Inc. (including all predecessor or merged entities and all trade and assumed names).  Since its formation, the Company has conducted its business only at those offices and warehouses identified in Part 3.31 of the Disclosure Letter, and maintains inventory only at those locations identified in Part 3.31 of the Disclosure Letter.

3.32                           CONTROLLED SUBSTANCES

Except as set forth in Part 3.32 of the Disclosure Letter, to the Knowledge of the Sellers, the Company and its officers, directors and employees and persons who provide professional services under agreements (whether oral or written) with the Company have not, in connection with their activities directly or indirectly related to the Company, engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. ss. 801 et seq. or the

regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

3.33                           GUARANTEES, WARRANTIES AND DISCOUNTS

Except as described in Part 3.33 of the Disclosure Letter or the Financials:  (a) the Company is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person; (b) the Company has not given any guarantee, warranty or discount in respect of any of the products sold or the services provided by it; and (c) the Company is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with its suppliers or customers.

3.34                           BANK ACCOUNTS; SIGNING AUTHORITY; POWERS OF ATTORNEY

Part 3.34 of the Disclosure Letter sets forth a complete and accurate list of all bank, brokerage and other accounts, and all safe-deposit boxes, of the Company and the persons with signing or other authority to act with respect thereto.  Except as so listed, the Company does not have any account or safe deposit box in any bank, and no person has any power, whether singly or jointly, to sign any checks on behalf of the Company, to withdraw any money or other property from any bank, brokerage, or other account of the Company, or to act under any agency or power of attorney granted by the Company at any time for any purpose.  Part 3.35 of the Disclosure Letter also sets forth the names of all persons authorized to borrow money or sign notes on behalf of the Company.

3.35                           TRANSACTION COSTS

Part 3.35 of the Disclosure Letter is a complete and accurate listing of the aggregate amount of any and all costs and expenses incurred and to be incurred by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby including, without limitation, (i) those costs, expenses and penalties incurred by the Company in connection with the pay-off and termination of any Indebtedness (so long as such costs, expenses and penalties are not treated as Indebtedness for purposes of determining any Purchase Price hereunder), (ii) those fees and expenses relating to any investment banker, broker, lawyer, accountant and (iii) 50% of the fees for the Escrow Agent (together, the “Transaction Costs”); provided, however, that Transaction Costs shall not include any stay-bonuses, severance payments or other similar extraordinary payments to management and/or employees of the Company to achieve retention prior to Closing (“Special Payments“).  There is no agreement, commitment, understanding or basis for any Transaction Costs other than those set forth on Part 3.35 of the Disclosure Letter.  Any Transaction Costs not set forth on Part 3.35 of the Disclosure Letter are the sole responsibility of the Sellers and will be promptly paid by the Sellers (and not the Company or Buyer) in full when due.  Part 3.35 of the Disclosure Letter shall be updated by the Sellers as of the Closing Date.

3.36                           DISCLOSURE

Copies of all documents which have been delivered or made available to Buyer are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.  The Disclosure Letter, as delivered on the date of this Agreement, is substantially complete and reflects substantially all of the exceptions to Sections 3 and 4 of this Agreement.   To the Knowledge of Sellers, no representation or warranty contained in this Agreement or in the Disclosure Letter, or in any other agreement, instrument, certificate or other document delivered by the Sellers in connection with this Agreement or the transactions contemplated hereby will, at the Closing, contain any untrue statement of a material fact or will, at the Closing, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.

3.37                           BROKERS OR FINDERS

The Company has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, other than to Lehman Brothers.

4.                                       REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS

As material inducement to Buyer to enter into this Agreement with the understanding that Buyer will be relying thereon in consummating the transactions contemplated hereunder, each of the Sellers hereby severally, and not jointly with respect to any of the other Sellers, represents and warrants to the Buyer as follows:

4.1                                 CAPACITY; POWER AND AUTHORITY

Such Seller (if not a natural person) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Such Seller possesses all requisite capacity, power and authority to execute and deliver this Agreement and any other related documents contemplated by this Agreement by which Seller is a party and to carry out the Seller’s obligations pursuant to this Agreement and the Contemplated Transactions.

4.2                                 AUTHORIZATION; NO BREACH

The execution, delivery and performance of this Agreement and all other agreements created in connection with this Agreement to which such Seller is a party have been duly authorized by such Seller if such Seller is not a natural person.  This Agreement and all other agreements created in connection with this Agreement to which such Seller is a party, when executed and delivered by such Seller in accordance with the terms hereof and thereof, as appropriate, shall each constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Equitable Exceptions.  The execution, delivery and performance by such Seller of this Agreement and all other agreements created in connection with this Agreement to which such Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien or Encumbrance upon such Seller’s assets pursuant to, (iv) give any third party the right to modify, suspend, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, Consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, or any law, statute, rule or regulation to which the Seller is subject, or any agreement, instrument, order, judgment or decree to which such Seller is subject.

4.3                                 TITLE TO SHARES, ETC.

Such Seller is the record and beneficial owner of, and has good and marketable title to, the shares of stock of the Company set forth next to his, her or its name in Schedule 1, free and clear of all Liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever, other than restrictions contained in the Stockholders’ Agreement, the Securities Act or any state securities laws (collectively, “Stockholder Encumbrances”).  At the Closing, such Seller shall deliver to the Company good and marketable title to such shares of Company stock, in each case free and clear of all Stockholder Encumbrances.  Except as set forth in Part 4.3 of the Disclosure Letter, neither the Seller, nor to the Seller’s Knowledge any other Person, owns any other securities of the Company other than the Shares, and, except for this Agreement, there are no agreements or other rights or arrangements existing which provide for the sale, purchase, exchange or other transfer by any such Seller of any of the Shares or any other security of the Company.

4.4                                 BROKERAGE

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which such Seller is a party or to which such Seller is subject, other than to Lehman Brothers.

4.5                                 LITIGATION, ETC.

No Proceedings are pending or, to the Seller’s Knowledge, Threatened to which such Seller is or may become a party which (a) questions or involves the validity or enforceability of such Seller’s obligations under this Agreement or (b) seeks (or reasonably may be expected to seek) (i) to prevent or delay the consummation by such Seller of the transactions contemplated by this Agreement to be consummated or (ii) any losses in connection with any consummation by such Seller of the Contemplated Transactions.

4.6                                 COMPANY TRANSACTIONS

Such Seller is not a party to or bound by any agreement with respect to his/her/its Company stock other than this Agreement and the Stockholders’ Agreement.  Such Seller is not a party to any agreements, pooling agreement, voting trusts or other similar agreements with respect to the ownership or voting of such Seller’s Shares, except as set forth in Part 4.6 of the Disclosure Letter.

4.7                                 NO DISCLOSURE OF CONFIDENTIAL INFORMATION

Since January 26, 2004, such Seller has not disclosed any proprietary confidential information of the Company to any Person other than Buyer and authorized representatives of Buyer, other than pursuant to confidentiality agreements prohibiting the use or further disclosure of such information, all of which agreements are in full force and effect and are described in Part 4.7 of the Disclosure Letter.

5.                                       REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

5.1                                 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota.

5.2                                 AUTHORITY; NO CONFLICT

(a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of this Agreement and the Employment Agreement (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b)           Except as set forth in Schedule 5.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)            any provision of Buyer’s Organizational Documents;

(ii)           any resolution adopted by the board of directors or the stockholders of Buyer;

(iii)          any Legal Requirement or Order to which Buyer may be subject; or

(iv)          any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 5.2 (the Consents specified therein, the “Buyer Consents”), Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.3                                 INVESTMENT INTENT

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

5.4                                 FINANCING

Buyer has delivered to the Sellers’ Representative binding commitment letters dated  February 23, 2004, from UBS Loan Finance, LLC/ UBS Securities, LLC and from GE Capital, copies of which are set forth as Schedule 5.4, providing for financing of the Contemplated Transactions, subject to the conditions set forth in such letters, and Buyer will use commercially reasonable efforts to satisfy any and all conditions in such letters to assure the availability of financing.

5.5                                 CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s knowledge, no such Proceeding has been Threatened.

5.6                                 BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, other than fees payable to UBS Securities LLC and fees incurred in connection with the financing of the Contemplated Transactions.

5.7                                 NO KNOWLEDGE OF BREACH OF SELLER REPRESENTATION.

Buyer is not aware of any facts, events or occurrences which would cause Sellers to be in breach of any of their representations or warranties contained in this Agreement or any other agreements contemplated hereby.

6.                                       COVENANTS OF COMPANY AND SELLERS

6.1                                 OPERATION OF THE BUSINESSES OF THE COMPANY

The Sellers covenant and agree that after the date hereof and on or prior to the Closing Date (except as otherwise expressly contemplated by this Agreement), without the prior written consent of Buyer:

(a)           the business of the Company will be conducted only in the Ordinary Course of Business and in compliance with applicable Legal Requirement and contractual obligations;

(b)           the Company will not merge, amalgamate or consolidate with any corporation, or acquire all or substantially all of the business or assets of any other Person, business organization, entity or enterprise, or acquire ownership or control of any capital stock, bonds, or other securities of, or any property interest in, any business organization, entity or enterprise or acquire control of the management or policies thereof;

(c)           except as set forth on Part 6.1 of the Disclosure Letter, the Company shall not and the Sellers will cause the Company not to:

(i)            assume, guarantee, endorse or otherwise become liable with respect to the obligations of any Person, business organization, entity or enterprise, except for endorsements for collection of negotiable instruments in the Ordinary Course of Business of the Company;

(ii)           make any loan or advance to, or assume, guarantee, endorse or otherwise become liable with respect to the capital stock or dividends of, any Person, business organization, entity or enterprise except in the Ordinary Course of Business of the Company;

(iii)          enter into any transaction with or create or assume any obligation or liability to, any Seller or any Related Person, agent or relative of any Seller;

(iv)          enter into any capitated payment agreements;

(v)           cancel or compromise any debt or claim, except in the Ordinary Course of Business of the Company, or waive any rights of substantial value;

(vi)          change any of its banking arrangements or grant any powers of attorney;

(vii)         make any Tax election or settle or compromise any Tax liability;

(viii)        make any capital expenditures, except those made in the Ordinary Course of Business of the Company which do not exceed $25,000 in the aggregate;

(ix)           enter into or assume any contract, agreement or commitment which, by reason of its size, term or other factor, is not in the Ordinary Course of Business of the Company;

(x)            delay the payment of its accounts payable or taken any actions to accelerate the payment of its accounts receivable; or

(xi)           take any action, or omit to take any action, which would have, or could reasonably be expected to have, a Material Adverse Effect on the Company.

(d)           the Company shall use its commercially reasonable efforts in a manner consistent with past practice to preserve the business organization of the Company intact and to keep available the services of the present employees and agents of the Company and to preserve the good will of customers, suppliers, referral sources, employees, agents, third-party payors and others having business relations with the Company, subject to any changes arising by virtue of the announcement or pendency of the Contemplated Transactions;

(e)           the Company shall use its commercially reasonable efforts to maintain all assets owned, leased or regularly used by it in good operating condition and repair, ordinary wear and tear excepted, and will maintain existing insurance coverage on such assets as well as other existing insurance coverage;

(f)            the Company shall maintain its books, accounts and records in the usual and ordinary manner, on a basis consistent with prior years;

(g)           the Company shall pay all registration, maintenance and renewal fees that are due or past due in connection with each item of Registered Intellectual Property Assets and pay when due all previously disclosed Transaction Costs that have been deducted from the Purchase Price;

(h)           the Company shall not take any action referred to in Section 3.16.

6.2                                 ACQUISITION PROPOSALS

From the date hereof until the termination of this Agreement in accordance with Section 10, the Sellers shall not, and shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Company or the Sellers to, solicit offers for, respond to inquiries, initiate, encourage (including by way of furnishing information), endorse, enter into discussions with any party or enter into any agreement with respect to, or take any other action to knowingly facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any tender or exchange offer, or proposal for a merger, share exchange, or other business combination or any proposal, other than the proposal contemplated herein, or offer to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the Company (an “Acquisition Proposal”).  The Company shall immediately advise Buyer of any Acquisition Proposal or any offers, inquiries, indications of interest or discussions with respect thereto, including the name of the proposed acquirer and the material terms of the Acquisition Proposal.

6.3                                 CONSENTS

The Sellers shall cause the Company to use its best efforts to obtain the Private Consents and the Governmental Consents prior to the Closing Date.  Without limiting the foregoing, Sellers will make, and will cause the Company to make, (i) all filings and submissions required by them or it under the HSR Act no later than the second business day after the date of this Agreement and (ii) all filings and submissions required by them or it under any other Legal Requirements required for the consummation of the Contemplated Transactions as promptly as practicable.  Sellers will use their best efforts, and will cause the Company to use its best efforts, to obtain an early termination of the applicable waiting period under, and will make any additional filings required pursuant to, the HSR Act.  Sellers will use their best efforts to cooperate and will cause the Company and their Related Persons to cooperate with the Buyer in effectuating this Section 6.3.

6.4                                 ACCESS

(a)           Between the date hereof and the Closing Date, the Sellers shall cause the Company to afford to Buyer and their authorized representatives reasonable access at reasonable times and upon reasonable prior notice to the offices, properties, books, records and officers of the Company, and the work papers of the Company’s independent accountants relating to work done by such accountants with respect to the Company, and otherwise provide such assistance as is reasonably requested by Buyer; provided, however, that the Parties acknowledge that Buyer shall not be provided with any competitively sensitive information prior to Closing, whether or not such disclosure would be permitted by applicable anti-trust rules and regulations or any other Legal Requirement.  The parties acknowledge that access will be provided at times that minimize business disruption.  All requests for information made pursuant to this Section 6.4(a) shall be directed to such Person as may be designated by the Company.  Buyer and Sellers shall, and the Sellers shall cause the Company to, cooperate fully (including providing introductions where necessary) in setting up and jointly executing a communications plan to contact the vendors, suppliers and referral sources of the Company that Buyer, in good faith, deems reasonably necessary to complete its due diligence.

(b)           Between the date hereof and the Closing Date, the Sellers shall cause the Company to deliver to Buyer monthly unaudited consolidated balance sheets and statements of earnings of the Company, prepared in a manner consistent with prior periods; provided, however, that neither the Company nor the Sellers makes any representation or warranty regarding the accuracy or completeness of such balance sheets and statements.

6.5                                 SUPPLEMENTAL INFORMATION

Sellers will promptly notify Buyer of any material change at the Company, other than in the Ordinary Course of Business, or the commencement or threat of any material litigation.  Until the Closing, or unless this Agreement is otherwise terminated pursuant to Section 10 below, Sellers will promptly notify Buyer in writing if any Seller should discover that any representation or warranty made in this Agreement by such Seller was when made, or has subsequently become, untrue in any respect.  Sellers shall also use their best efforts to deliver to Buyer prior to March 8, 2004 any supplementing amendments to the Disclosure Letter required to cause the representations and warranties made in Sections 3 and 4 of this Agreement, as qualified by the Disclosure Letter as amended to such date, to be true and correct as of the date of this Agreement; provided, however, that such supplementing amendments to the Disclosure Letter (plus any additional amendments provided to Buyer after March 8, 2004) shall be deemed to amend or supplement the Disclosure Letter in order to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement by Sellers under this Agreement for purposes of the right to indemnification under Section 11.2, but such supplementing amendments shall not be considered for purposes of determining whether the conditions to Closing have been satisfied.  As a matter of clarification and subject to the limitations set forth in the above sentence, Sellers shall have the right to update the Disclosure Letter until the Closing Date and not after that.  If the Closing occurs, then Buyer shall be deemed to have accepted the

Disclosure Letter as so amended for all purposes under this Agreement, including for indemnification under Section 11.  Notwithstanding the foregoing, the update to Part 3.35 of the Disclosure Letter delivered by Sellers to Buyer as contemplated by the last sentence of Section 3.35 shall be deemed to update and amend the Disclosure Letter upon delivery to Buyer.

6.6                                 TRANSFER TAXES

The Sellers agree to pay all applicable transfer, sales, stamp or other Taxes, if any, associated with the sale of the Shares to Buyer.

6.7                                 TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer, Sellers and the Company for certain Tax matters following the Closing Date:

(a)           The Sellers shall jointly and severally indemnify the Company and Buyer and hold them harmless from and against any loss, claim, liability, expense or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (a “Pre-Closing Tax Period”), and (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, for a Pre-Closing Tax Period; provided, however, that Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Interim Financials (rather than in any notes thereto); provided, further, that if the indemnification provided by the Sellers under this Section 6.7 combined with the indemnification provided by the Sellers under Section 11 exceeds $12,500,000, the amount of such excess, to the extent that it is less than the total amount of indemnification provided by the Sellers under this Section 6.7, shall be the several and not joint liability of each Seller. Sellers shall reimburse Buyer for any Taxes of the Company which are the undisputed liability of Sellers pursuant to this Section 6.7(a) within fifteen (15) business days after receiving written  notice from Buyer of the payment of such Taxes by Buyer or Company.  If Sellers have disputed their liability with respect to such claim within 15 business days after receipt of Buyer’s notice, Buyer and Sellers will proceed in good faith to negotiate a resolution of such dispute.  Buyer and Sellers agree that Buyer shall recover any indemnification provided by the Sellers under this Section 6.7 first from the Indemnification Escrow Amount held by the Escrow Agent before pursuing any other remedies.

(b)           In the case of any taxable period that includes (but does not end on) the Closing Date, (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of Taxes other than Taxes based on or measured by income or receipts of the Company that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)           Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company which are due after the Closing Date for periods ending on or before or including the Closing Date.  Such Tax Returns shall be prepared and filed in a manner consistent with past practice (to the extent past practice complies with applicable Tax law), and on such Tax Returns, no positions shall be taken, elections made or methods adopted that are inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods except as and to the extent required by a Taxing Authority pursuant to the provisions of applicable Tax law.  Buyer shall permit Sellers’ Representative to review and comment on all such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers’ Representative.  If Buyer amends any Tax Returns, which were filed prior to the Closing Date, in a manner that would change the taxable income of the Company and such amendment affects the Tax liability of the Company for any Pre-Closing Tax Period, then Buyer shall obtain the approval of the Sellers’ Representative, and such approval shall not be unreasonably delayed or withheld by the Sellers’ Representative.

6.8                                 TAX INFORMATION

The Sellers’ Representative and Buyer will provide each other with such cooperation and information as each of them reasonably may request of the other in filing any return, amended return or claim for refund of Taxes, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes of the Company.  Such cooperation and information shall include providing copies of relevant returns of Taxes of the Company or portions thereof, together with associated schedules and related work papers and documents relating to rulings or other determinations by Taxing Authorities.  Each party and the Company shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder and shall retain and provide records and information reasonably relevant to any such return preparation, liability determination, refund request, audit or other proceeding.

6.9                                 401(K) PLAN AND OTHER EMPLOYEE BENEFIT LIABILITIES

Effective as of a date prior to Closing, the Company shall terminate its 401(k) plan and shall cause all active participants to become fully (100%) vested in their plan accounts as of such termination date.  Prior to the Closing, Sellers shall cause the Company to pay and discharge the payment of any pro-rata matching and/or employer contribution under any 401(k) plan, retirement plan, and non-qualified deferred compensation plan, arising out of or relating to the employment of the Company’s employees by the Company prior to the Closing Date, including, without limitation, any continuation coverage required pursuant to IRC Section 4980B as the result of any “qualifying event” (within the meaning of IRC Section 4980B(f)(3)) occurring with respect to any employee of the Company (or any spouse or dependent of any such employees) after the Closing Date. Prior to the Closing, the Sellers shall also cause the Company to properly accrue and reserve for, in accordance with GAAP, employee benefits under the Employee Benefit Plans.

6.10                           CONFIDENTIALITY

(a)           Sellers will keep confidential and protect, and will not divulge, allow access to or use in any way, (i) trade secrets, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information, (ii) any and all nonpublic information concerning the Company (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented, and (iii) any and all notes, analyses, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information including in the foregoing (the “Confidential Information”).  Sellers acknowledge that such Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company and the Buyer.  After the Closing Date, Sellers will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of such Confidential Information that relates to the Company that are in the possession of Sellers.

(b)           Sellers agree that the provisions and restrictions contained in this Section 6.10 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Company, that this Section 6.10 has been specifically bargained for, that any violation or breach of such provisions and restrictions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief which may be available to Buyer for such violation or breach, and regardless of any other provision contained in this Agreement, Buyer will be entitled to seek injunctive and other equitable relief restraining such violation or breach (without any requirement that Buyer provide any bond or security) and Sellers agree to waive any defense that a monetary remedy would be adequate.

(c)           In the event that Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, that Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.10.  If, in the absence of a protective order or the receipt of a waiver hereunder,

Sellers are, on advice of counsel, compelled to disclose any Confidential Information, Sellers may disclose the Confidential Information to the tribunal; provided, however, that Sellers will use their best efforts to obtain at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer may designate.

6.11                           2003 FINANCIAL STATEMENTS

The Sellers shall cause the Company to use its best efforts to generate, obtain and deliver to Buyer, as soon as reasonably practicable after the date hereof, consistent with the time periods for delivery of prior years’ financial statements, the audited balance sheets of the Company as of December 31, 2003, and the related audited statements of income, changes in stockholders’ equity, and cash flow for 2003, together with the audit report thereon of KPMG LLP, independent certified public accountants (“2003 Financials”).  The 2003 Financials will be based upon the books and records of the Company, shall be prepared in accordance with GAAP consistently applied during fiscal 2003 and shall present fairly the financial position, results of operations and cash flows for the Company at December 31, 2003, and for the period ending on December 31, 2003.

6.12                           TERMINATION OF STOCKHOLDER AND COVENANT AGREEMENTS

Sellers and the Company agree that, effective as of the Closing the Stockholders’ Agreement, the Amended and Restated Registration Agreement, dated as of December 31, 2001, by and among the Company, Thoma Cressey Fund VII, L.P. and certain stockholders of the Company and the Amended and Restated Covenants Agreement, dated as of December 31, 2001, by and among the Company, Thoma Cressey Fund VII, L.P., Thoma Cressey Friends Fund VII, L.P., Bryan Cressey and Christopher J. York, shall terminate and be of no further force or effect.

6.13                           HEALTH OBJECTS SOFTWARE ESCROW

Sellers shall cause the Company to use its best efforts to cause the software escrow obligations under Section 26 of the Software License and Support Agreement, dated November 26, 2002, by and between the Company and HealthObjects, to be fulfilled and to cause a current version of the Software (as defined in the Software License and Support Agreement) and related documents to be deposited with the escrow agent pursuant to the Software License and Support Agreement.

6.14                           CONSENT TO ASSIGNMENT OF REPRESENTATIONS AND WARRANTIES

Sellers hereby consent to the collateral assignment by Buyer of all of its (a) rights and remedies with respect to any and all of Sellers’ representations, warranties, covenants and indemnities, and (b) other rights and remedies with respect to the Sellers under this Agreement to any lenders and agents thereof from time to time under any credit facility now or hereafter extended to Buyer and/or any of its affiliates.  Sellers also consent and agree that such lenders and agents may fully exercise all of the rights and remedies of the Buyer (subject to any limitations, exceptions, defenses, setoff or other rights arising in favor of the Sellers) under this Agreement collaterally assigned pursuant to the terms of this Section 6.14; provided, however, that Sellers acknowledge that none of such lenders and agents nor their successors and assigns shall be obligated to perform any of Buyer’s obligations under this Agreement.

6.15                           EXECUTION OF NONCOMPETITION AGREEMENT

Each Seller who is listed on Schedule 8.6(i) of this Agreement shall execute, on or prior to the Closing, a noncompetition agreement, substantially in the form attached hereto as Exhibit 8.6(i).

6.16                           BEST EFFORTS

Between the date of this Agreement and the Closing Date, Sellers and the Company will use their best efforts to cause the conditions in Section 8 to be satisfied.  Without limitation of the foregoing, Sellers and the Company agree to use best efforts to provide, and to cause the respective officers, employees and advisors of the Sellers, to the extent that they are executives of the Company and the Company to provide, reasonable cooperation in connection with the arrangement of any financing contemplated by the commitment letters set forth in Section 5.4, to be consummated prior to, contemporaneously with or at the Closing Date in respect of the transactions contemplated by this Agreement (each, a “Financing“), including without limitation, reasonable participation in meetings, due diligence sessions, road shows, provision of information, assistance in rating agency process, and including reasonable assistance with respect to obtaining customary closing certificates, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by any agent, arranger, lender, underwriter, initial purchaser or placement agent with respect to all or a portion of any Financing.

7.                                       COVENANTS OF BUYER

7.1                                 CONSENTS

The Buyer shall use its best efforts to obtain the Buyer Consents and the Governmental Consents prior to the Closing Date.  No later than the second business day after the date of this Agreement, Buyer will make or cause to be made all filings and submissions required by it under the HSR Act.  Buyer will use its best efforts to obtain an early termination of the applicable waiting period under, and will make any additional filings required pursuant to, the HSR Act;  provided, that Buyer will not be required to dispose of, hold separately or make any change in, any portion of its business or assets (or the business or assets of the Company) or incur any unreasonable burden.  Buyer will use its best efforts to cooperate and will cause its Related Persons to cooperate with the Sellers’ Representative and the Company in effectuating this Section 7.1.

7.2                                 STATUTORY MERGER

Buyer shall, promptly after the Closing, conduct a statutory merger of the Company pursuant to Section 253 of the Delaware General Corporation Law whereby stockholders of the Company who are not Sellers shall receive cash consideration for their equity interest in the Company equal to (i) with respect to each Preferred Share held by such stockholders, the Preferred Share Purchase Price Per Share applicable to such Preferred Share, and (ii) with respect to each Common Share held by such stockholders, the Common Share Purchase Price Per Share subject to adjustment up or down to reflect the impact of the Purchase Price Adjustment on the actual amount received by the Sellers for each of their shares of Common Stock.

7.3                                 TRANSACTION COSTS

After the Closing, the Buyer shall cause the Company to promptly pay when due all previously disclosed Transaction Costs that have been deducted from the Purchase Price that were not paid prior to the Closing Date.

7.4                                 DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

(a)           For a period of three years after the Closing, Buyer shall cause the Company to maintain in effect, at no cost to the beneficiaries thereof, to the extent available, the policy of directors’ and officers’ liability insurance maintained by the Company as of the date hereof to the extent that such insurance coverage can be maintained at an annual cost to the Company after the Closing of not greater than 200% of the annual premium for the Company’s current insurance policy and, if such insurance coverage cannot be so purchased or maintained at such cost, providing as much of such insurance as can be so purchased or maintained at such cost.

(b)           In the event that after the Closing Date, Buyer or the Company, or their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Buyer or the Company, as the case may be, honor the obligations set forth in this Section.

7.5                                 PAYMENT OF INDEBTEDNESS

Buyer shall satisfy the items Indebtedness of the Company listed on Schedule 7.5 to this Agreement as of the Closing Date pursuant to instructions provided by Sellers to Buyer at least two (2) business days prior to the Closing Date.

7.6                                 ADDITIONAL INSURANCE

Buyer shall purchase and maintain, for a period of six years from and after the Closing Date, from its current insurance carrier (AIG) professional liability insurance, with policy limits and terms at least as favorable as those maintained by the Company immediately prior to Closing, for professional liability claims against the Company arising in  connection with the actions or inactions of the Company and its officers, employees and agents with respect to the business of the Company or its predecessors in interest covering the period between September 1, 2001 and the Closing.  Buyer shall also provide customary certificates of insurance of such professional liability insurance upon Sellers’ reasonable request.

7.7                                 BEST EFFORTS

Except as set forth in the proviso to Section 7.1, between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions in Section 9 to be satisfied.

8.                                       CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part).

8.1                                 ACCURACY OF REPRESENTATIONS

The representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects, except for those representation and warranties that are qualified as to materiality which shall be true and correct in all respects, as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except for any representation and warranty which by its terms relates to an earlier date.  As provided in Section 6.5 of this Agreement, any amendments to the Disclosure Letter delivered to Buyer by Sellers in accordance with this Agreement shall be ignored for purposes of determining whether or not the condition contained in this Section 8.1 is satisfied, and such updates may be used by Buyer for purposes of determining if there has been a Material Adverse Effect or if a Material Adverse Effect is reasonably likely to occur for purposes of Section 8.3 below.

8.2                                 SELLERS’ PERFORMANCE

(a)           All of the covenants and obligations that the Company and/or Sellers (including Sellers’ Representative) are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)           Each document required to be delivered pursuant to Section 8.6 must have been delivered.

8.3                                 NO COMPANY MATERIAL ADVERSE EFFECT

There shall have been no changes that have had or are reasonably likely to have a Material Adverse Effect on the Company or the Contemplated Transactions since the date of this Agreement.

8.4                                 CONSENTS

Each of the Private Consents and each of the Buyer Consents must have been obtained and must be in full force and effect.  All notices, reports and other filings required to be made prior to the Closing Date by the Sellers, the Company and its Related Persons, or Buyer, and all

consents, registrations, approvals, permits and authorizations required to be obtained prior to the Closing Date by the Sellers, the Company and its Related Persons, or Buyer, from any Governmental Body or agent (collectively, “Governmental Consents”), in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions shall have been made or obtained, except where the failure to make any such filings or obtain any such Governmental Consents would not have a Material Adverse Effect on Buyer, its Related Persons or the Company.

8.5                                 FINANCING CONDITION

Buyer shall have obtained the financing described in the commitment letters set forth in Section 5.4 hereto.

8.6                                 DOCUMENT DELIVERY

At the Closing Date, each of the following documents must have been delivered to Buyer:

(a)           certificates representing all of the Shares, free and clear of all Liens and Encumbrances, duly endorsed or accompanied by duly executed stock powers with signature guaranteed by a national bank or trust company or by a member firm of the New York Stock Exchange with requisite stock transfer tax stamps, if any, attached;

(b)           a certificate executed by the Sellers’ Representative on behalf of the Sellers, stating that the conditions precedent set forth in Sections 8.1 and 8.2 have been satisfied;

(c)           copies of the Private Consents and the Governmental Consents referred to in Section 8.4 above;

(d)           evidence that the Company has terminated its 401(k) plan prior to Closing;

(e)           evidence of payment of outstanding Indebtedness and release of all Liens set forth in Part 3.27 of the Disclosure Letter in form and substance satisfactory to Buyer;

(f)            copies of the 2003 Financials with an unqualified opinion from KPMG LLP, the Company’s independent certified public accountant, in its audit report related thereto, which financials shall confirm that the financial position, results of operations and cash flow of the Company as of and for the periods ended December 31, 2003, is not materially worse than the financial position, results of operations and cash flow of the Company presented in the Interim Financials;

(g)           copies of (i) the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware, and (ii) Certificates of Good Standing from the Secretary of State of each State in which the Company is incorporated or qualified to do business, evidencing the good standing of the Company in each such jurisdiction;

(h)           executed employment agreement, in the form attached hereto as Exhibit 8.6(h), executed by Paul McConnell (the “Employment Agreement”);

(i)            executed noncompetition agreements, in the form attached hereto as Exhibit 8.6(i) from the individuals listed on Schedule 8.6(i) (collectively, the “Noncompetition Agreements”);

(j)            the Escrow Agreement executed by each Seller or on behalf of each Seller by the Sellers’ Representative;

(k)           an opinion of Bryan Cave LLP, dated the Closing Date, in the form of Exhibit 8.6(k), which opinion shall state that the agents, arrangers, lenders, underwriters, initial purchasers and/or placement agents in connection with any Financing shall be entitled to rely thereon as if they were addressees thereof;

(l)            the complete minute books of the Company;

(m)          the updated Schedule 1, listing all the Sellers who have executed this Agreement on the Closing Date;

(n)           an affidavit of the Company substantially in the form of Exhibit 8.6(n) hereto, signed by an authorized officer of the Company under penalties of perjury and dated as of the Closing Date, stating that the Company is not, and has not been during the period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and that stock in the Company is not a “United States real property interest” as defined in Section 897(c)(1)(A) of the Code (the “FIRPTA  Affidavit”); and

(o)           such other certificates, documents and instruments as Buyer may reasonably request related to the Contemplated Transactions.

8.7                                 NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced, pending or Threatened any Proceeding by, or any decree, statute, law ordinance, rule or regulation entered, enacted, promulgated, enforced or issued before, any Governmental Body (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the Contemplated Transactions or seeking to obtain material damages in connection with such transactions; (ii) imposing or seeking to impose material limitations on the ability of Buyer or any of its Related Persons to acquire or hold or to exercise full rights of ownership of the Shares; (iii) imposing or seeking to impose material limitations on the ability of Buyer or its Related Persons to combine and operate the business and assets of the Company; (iv) seeking to prohibit direct or indirect ownership or operation by Buyer or any of its Related Persons of all or a material portion of the business or assets of the Company, or to compel Buyer or any of its Related Persons or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its Related Persons or of the Company, as a result of the Contemplated Transactions; (v) seeking to invalidate or render unenforceable any material provision of this Agreement or any documents contemplated herein; (vi) requiring or seeking to require divestiture by Buyer of any portion of the business, assets or property of the Company or of Buyer; or (vii) otherwise relating to and materially adversely affecting the Contemplated Transactions.

8.8                                 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any unresolved claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

8.9                                 NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will or is reasonably expected to, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequences, including but not limited to the consequences referred to in Section 8.7 above, under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

9.                                       CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

9.1                                 ACCURACY OF REPRESENTATIONS

The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except for any representations and warranties made as of a specified date (other than the date hereof), which representations and warranties shall only need to have been true and correct on and as of such date.

9.2                                 BUYER’S PERFORMANCE

(a)           All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)           Each document required to be delivered pursuant to Section 9.4 must have been delivered and the payment required to be made by Buyer pursuant to Section 2.3(b) must have been tendered.

9.3                                 CONSENTS

Each of the Buyer Consents must have been obtained and must be in full force and effect.  All Governmental Consents in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions shall have been made or obtained, except where the failure to make any such filings or obtain any such Governmental Consents would not have a Material Adverse Effect on Sellers or their Related Persons.

9.4                                 ADDITIONAL DOCUMENTS

At the Closing Date, each of the following documents must have been delivered to the Sellers’ Representative:

(a)           a certificate executed by the Buyer stating that the conditions precedent set forth in Sections 9.1, and 9.2 above have been satisfied;

(b)           copies of the Buyer Consents and the Governmental Consents referred to in Section 9.3 above;

(c)           the Employment Agreement, executed by the Company;

(d)           the Noncompetition Agreements, executed by the Company;

(e)           the Escrow Agreement, executed by the Escrow Agent; and

(f)            such other certificates, documents and instruments as the Sellers’ Representative may reasonably request related to the Contemplated Transactions.

9.5                                 NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

10.                                 TERMINATION

10.1                           TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)           by either Buyer or Sellers’ Representative if a material Breach of any provision of this Agreement has been committed by the other party or parties and such Breach has not been waived by the non-Breaching party or cured by the Breaching party within 20 days of such Breaching party’s receipt of notice of the Breach by the other party;

(b)           (i) by Buyer if satisfaction of any of the conditions in Section 8 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition; or (ii) by

Sellers’ Representative, if satisfaction of any of the conditions in Section 9 is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition;

(c)           by mutual written consent of Buyer and Sellers’ Representative;

(d)           by Buyer if, after the date of this Agreement, there has occurred any Material Adverse Effect; or

(e)           by either Buyer or Sellers’ Representative if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 15, 2004, or such later date as the parties may agree upon.

(f)            by Buyer if it has been unable to obtain the financing described in the commitment letters set forth in Section 5.4 hereto.

10.2                           EFFECT OF TERMINATION

Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will be an election of remedies and will preclude an action for Breach of this Agreement.  If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1, 12.2, 12.3, 12.5 and 12.14 will survive indefinitely unless sooner terminated or modified by the parties in writing.

11.                                 INDEMNIFICATION; REMEDIES

11.1                           SURVIVAL

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter delivered pursuant to Section 6.5, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

11.2                           INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

Subject to the limitations set forth in Section 11.5(a), Sellers will, jointly and severally (except as provided in subsection (b) below), indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           any untruth or inaccuracy of any representation or warranty made by the Sellers in or pursuant to this Agreement or in any certificate delivered by Sellers or Sellers’ Representative pursuant to this Agreement, other than any such untruth or inaccuracy (i) with respect to the representations and warranties made in or pursuant to

Section 4, or (ii) that is disclosed in a supplement to the Disclosure Letter delivered pursuant to Section 6.5;

(b)           any untruth or inaccuracy of any representation or warranty made by a Seller in Section 4 of this Agreement, other than any such untruth or inaccuracy that is disclosed in a supplement to the Disclosure Letter delivered pursuant to Section 6.5; provided, however, notwithstanding any other provision of this Agreement, any and all indemnity obligations related to any untruth or inaccuracy of any representation or warranty of a Seller in Section 4 shall be borne only by the Seller who was responsible for such Breach.

(c)           the failure by any Seller to observe or perform any covenant or obligation of such Seller in this Agreement;

(d)           any Claims or Threatened Claims against an indemnified party arising in connection with the actions or inactions of the Company or the Sellers or the officers, directors, partners, employees or agents of the Company with respect to the business of the Company or its predecessors in interest or its real property or other assets prior to the Closing, except as set forth in Part 11.2(d) of the Disclosure Letter;

(e)           any of the items listed on Part 11.2(e) of the Disclosure Letter;

(f)            any Transaction Costs not set forth on Part 3.35 of the Disclosure Letter;

(g)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

(h)           any excess of the Purchase Price Adjustment owing to buyer over the Price Adjustment Amount.

If Buyer has a claim for indemnification under this Section 11.2, Buyer will deliver to Sellers’ Representative one or more written notices of Damages.  Any written notice will state in reasonable detail the basis for such Damages to the extent then known by Buyer and the nature of Damages for which indemnification is sought, and it may state the amount of Damages claimed by Buyer.  If such written notice (or an amended notice) states the amount of Damages claimed and Sellers’ Representative notifies Buyer that Sellers do not dispute the claim described in such notice or fails to notify Buyer within 20 business days after delivery of such notice by Buyer whether Sellers dispute the claim described in such notice, such Damages in the amount specified in Buyer’s notice will be admitted by Sellers, and Sellers will pay the amount of such Damages to Buyer.  If Sellers have timely disputed their liability with respect to such claim, Buyer and Sellers will proceed in good faith to negotiate a resolution of such dispute.  If a written notice does not state the amount of Damages claimed, such omission will not preclude Buyer from recovering from Sellers the amount of Damages with respect to the claim described in such notice if any such amount is promptly provided once determined.  Buyer and Sellers agree that (i) subject to Section 2.5 for any indemnification under Section 11.2(h), (ii) except for Section 11.2(b) and (iii) except for any indemnification under Section 11.2(f) which in the aggregate exceeds $1,000,000, and for which the Buyer may pursue any available remedies for the aggregate amount, Buyer shall recover any indemnification provided by Sellers under this Section 11.2 first from the Indemnification Escrow Amount held by the Escrow Agent before pursuing any other remedies, if available.

11.3                           INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with:

(a)           any untruth or inaccuracy of any representation or warranty made by Buyer in or pursuant to this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b)           the failure by Buyer to observe or perform any covenant or obligation of Buyer in this Agreement;

(c)           any Claims or Threatened Claims against an indemnified party arising in connection with the actions or inactions of the Company or the Buyer or the officers, directors, partners, employees or agents of the Company with respect to the business of the Company or its real property or other assets after Closing; or

(d)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

If Sellers have a claim for indemnification under this Section 11.3, Sellers’ Representative will deliver to Buyer one or more written notices of Damages.  Any written notice will state in reasonable detail the basis for such Damages to the extent then known by Sellers and the nature of Damages for which indemnification is sought, and it may state the amount of Damages claimed by Sellers.  If such written notice (or an amended notice) states the amount of Damages claimed and Buyer notifies Sellers’ Representative that Buyer does not dispute the claim described in such notice or fails to notify Sellers’ Representative within 20 business days after delivery of such notice by Sellers’ Representative whether Buyer disputes the claim described in such notice, such Damages in the amount specified in Sellers’ Representative’s notice will be admitted by Buyer, and Buyer will pay the amount of such Damages to Sellers.  If Buyer has timely disputed its liability with respect to such claim, Buyer and Sellers’ Representative will proceed in good faith to negotiate a resolution of such dispute.  If a written notice does not state the amount of Damages claimed, such omission will not preclude Sellers from recovering from Buyer the amount of Damages with respect to the claim described in such notice if any such amount is promptly provided once determined.

11.4                           TIME LIMITATIONS

If the Closing does not occur, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty made in or pursuant to this Agreement.  If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty made in or pursuant to this Agreement, other than those in Sections 3.1, 3.3, 3.4, 3.11, 3.13, 3.14, 3.21, 3.23, 3.24, 3.28, 3.29, 3.30, 3.33, 4.1, 4.2, and 4.3, unless on or before the 18th month anniversary of the Closing Date Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, a claim with respect to (i) Sections 3.1, 3.3, 3.4, 4.1, 4.2 and 4.3 may be made at any time, and (ii) Sections 3.11, 3.13, 3.14, 3.21, 3.23, 3.24, 3.28, 3.29, 3.30 and 3.33, or a claim for indemnification or reimbursement based upon any covenant or obligation of Sellers set forth in this Agreement may be made only until the earlier of six (6) years following the Closing Date or the expiration of the applicable statute of limitations for such matters.  If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty (other than pursuant to Sections 5.1, 5.2 and 5.3), or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the 18th month anniversary of the Closing Date Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

11.5                           LIMITATIONS ON AMOUNT—SELLERS

(a)           Sellers will have no liability for indemnification with respect to the matters described in Section 11.2, other than Sections 11.2(b), (e), (f) and (h), until the total of all Damages with respect to all such matters exceeds $1,250,000.  Once this amount has been exceeded, Damages shall be calculated based on the full amount of the Damages, including this threshold amount.  No claim for indemnification, except for claims arising pursuant to Section 11.2(h), may be asserted except to the extent that the dollar value of such claim exceeds $25,000, provided that, for purposes of this determination, a “claim” will be deemed to arise from a single circumstance or a collection of circumstances based on similar facts that gives rise to a single claim or cause of action, whether or not such cause of action is pursued in any court proceeding.  In no event will the Sellers be liable for any Damages in excess of $12,500,000, other than with respect to Sections 11.2(b), (e), (f) and (h).  Each individual Seller’s liability for indemnification with respect to the matters described in Sections 11.2 and 6.7 shall be limited to the portion of the Sellers Purchase Price received by such Seller (net of amounts previously repaid pursuant to Sections 11.2  and 6.7 hereof).

(b)           Buyer shall take, and shall cause the Company to take, all commercially reasonable steps to mitigate all Damages upon and after becoming aware of any event, which could reasonably be expected to give rise to Damages.

(c)           Notwithstanding any other provisions in this Agreement to the contrary, Sellers will not be liable to, or indemnify any Indemnified Persons for, any punitive, exemplary, incidental or consequential Damages, or diminution of value under Section 11.2.

(d)           Notwithstanding any other provisions in this Agreement to the contrary, Sellers will not be liable to, or be required to indemnify any Indemnified Persons for, any failure to satisfy the closing conditions under Section 8 hereto, except for fraud. However, this limitation shall not impact the obligations or liability of any party under this Agreement that may arise under any other section of this Agreement.

11.6                           LIMITATIONS ON AMOUNT—BUYER

Buyer will have no liability for indemnification with respect to the matters described in Section 11.3 until the total of all Damages with respect to such matters exceeds $1,250,000.  Once this amount has been exceeded, Damages shall be calculated based on the full amount of the Damages, including this threshold amount.  In no event will the Buyer be liable for any Damages with respect to the matters described in Section 11.3 in excess of $ 12,500,000.

11.7                           PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS

(a)           Promptly after receipt by an indemnified party under Section 11.2 or Section 11.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim.

(b)           If any Proceeding referred to in Section 11.7(a) is brought against an indemnified party, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding) to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims  may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)           Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the United States of America.

11.8                           MATERIALITY AND KNOWLEDGE LIMITATIONS

The parties agree that, for purposes of the indemnification provisions of this Section 11, a determination of whether a breach of a representation or warranty has occurred shall be made taking into account any materiality or Material Adverse Effect qualifiers, but without taking into account any knowledge qualifiers other than the knowledge qualifiers contained in Sections 3.8, 3.18(d)(i)(B), 3.21 (with respect to Knowledge regarding intended termination by employees of the Company), 3.26 (with respect to relationships with third party payors) and 3.36; however, the amount of any Damages arising from the breach of the representation or warranty shall be the entire amount of the Damages incurred, suffered or sustained by the indemnified party as a result of such breach, and not just the portion of the Damages that exceeds the relevant level of materiality.

11.9                           SOLE AND EXCLUSIVE REMEDY.

After the Closing, the rights set forth in this Section 11 shall be each party’s sole and exclusive remedies against the other parties hereto for breaches or inaccuracies in the representations or warranties or breaches of covenants contained in this Agreement or all other agreements created in connection with the Agreement and contemplated herein, and in furtherance of the foregoing, each of the parties on behalf of itself and its Related Persons, hereby waives and releases the other parties hereto (and such other parties’ Related Persons) from, to the fullest extent permitted under any Legal Requirements, any and all rights, claims and causes of action it or its Related Persons may have against the other party hereto except as provided herein; provided, that this limitation shall not apply in the event of fraud; and provided further any party hereto is entitled to seek emergency, provisional or summary relief under applicable Legal Requirement with respect to any breach or threatened breach of this Agreement or all other agreements created in connection with the Agreement and contemplated herein, and accordingly such party may pursue injunctive relief with respect to any such breach, including specific performance of any covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any, actual breach of covenants, promises or agreements.  Any indemnification of the Sellers pursuant to Section 11.3 shall be effected by wire transfer of immediately available funds to an account designated by the recipient within 15 days after the determination thereof.

11.10                     DETERMINATION OF DAMAGES.

The amount of any Damages indemnified under this Section 11 shall be net of the present value (computed at the time that any such indemnification recover is made using a discount rate equal to the Near Close Federal Funds rate at the end of the day on the Closing date, as cited on the Wall Street Journal) of any income Tax benefits inuring to the indemnified party under this Section 11 as the result of the state of facts which entitled such indemnified party to recover the Damages under Section 11 and of any income Tax burdens to which the indemnified party will be subject as a result of such recovery (taking into account the timing differences in the realization of any such benefits), with such benefits calculated using the then-effective consolidated federal income tax rate of the indemnified party. For Tax purposes, the parties agree to treat all payments made under this Section 11 as adjustments to the Purchase Price.

12.                                 GENERAL PROVISIONS

12.1                           EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.  Notwithstanding anything to the contrary in this Agreement, Buyer will pay all of the HSR Act filing fee.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2                           PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and the Company may reasonably agree.  Unless consented to by Buyer in advance or required by Legal Requirements, Sellers shall, and shall cause the Company or its Related Parties to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.  Sellers and Buyer will consult with each other concerning the means by which the Company’s employees, payors, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3                           MUTUAL CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of the other party or the Company any written, oral, or other information obtained in confidence from the other party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

12.4                           NOTICES

All notices, Consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt, provided, however, that if receipt is acknowledged after normal business hours of the recipient, notice shall be deemed to have been given on the next business day), provided that a copy is mailed by registered mail, return receipt requested, (c) one day after deposit with a nationally recognized overnight delivery service specifying next day delivery (receipt requested), or (d) three days after being sent by registered or certified mail, postage prepaid, return receipt request, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:	Attention: Christopher J. York
150 Field Drive, Suite, 170
Two Conway Building
Lake Forest, Illinois 60045
Facsimile No.: (847) 604-8037

with a copy to:	Bryan Cave LLP

211 N. Broadway
Suite 3600
St. Louis, MO 63102
Attention: Mark H. Goran, Esq.
Facsimile No.: (314)259-2020

Sellers’ Representative:	Christopher J. York
150 Field Drive, Suite, 170
Two Conway Building
Lake Forest, Illinois 60045
Facsimile No.: (847) 604-8037

Buyer:	Curative Health Services, Inc.
150 Motor Parkway
Hauppauge, New York 11788
Phone:(631) 232-7016
Fax: (631) 233-8107
Attention: Nancy Lanis, General Counsel

with a copy to:	Dorsey & Whitney LLP
50 South 6th Street
Minneapolis, Minnesota 55402
Phone:(612) 340-2600
Fax: (612) 340-2868
Attention: Timothy S. Hearn, Esq.

12.5                           GOVERNING LAW

(a)           This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to the conflict of law principles thereof.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 12.5.

12.6                           FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the provisions of this Agreement and the documents referred to in this Agreement.

12.7                           WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege; provided, however, that in the event that the Closing occurs, Buyer shall be deemed to have waived the right to claim a breach of any representation and warranty which was actually known to Buyer before the Closing.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action.

12.8                           ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the proposal letter of the Buyer dated January 26, 2004) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the Sellers and a duly authorized officer of the Buyer specifically stating that it amends this Agreement.

12.9                           DISCLOSURE LETTER

In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception set forth as such in the Disclosure Letter), the statements in the body of this Agreement will control.  The information furnished in the Disclosure Letter is arranged in Sections corresponding to the Sections contained in this Agreement, and the disclosures in any Section of the Disclosure Letter shall qualify (i) the corresponding Section of this Agreement, (ii) any other Section of this Agreement which is specifically cross-referenced in such disclosure, and (iii) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference) it would be clear to any prudent Person based on a reasonable reading of the disclosure (without any additional investigation or inquiry concerning the subject matter of the disclosure)  and such other Sections of this Agreement that such disclosure would also be applicable to such other Sections of this Agreement.

The Disclosure Letter and the information and disclosures contained in the Disclosure Letter is intended only to qualify and limit the representations and warranties of Sellers contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation, or warranties or covenants.  The inclusion of any information in the Disclosure Letter shall not be deemed to be an admission or acknowledgment that such information is material or outside the Ordinary Course of Business.

12.10                     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Except as provided in Section 6.14, neither party may assign any of its rights under this Agreement without the prior consent of the other parties; provided, however, that Buyer shall have the right, without the consent of any of the Sellers, to assign all or any portion of its rights, duties and obligations under this Agreement to any Related Person of Buyer.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.11                     SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is fully or partially invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.12                     SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  Buyer and the Seller agree that any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

12.13                     TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.14                     COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:		The Company:

By:	/s/ Joseph L. Feshbach	By:	/s/ Christopher J. York

		By:	/s/ David Mayer

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Seller:

By:	/s/ All Stockholders

DEFINED TERM INDEX

2003 Financials
Accounts Receivable
Acquisition Proposal
Agreement
Applicable Contract
Breach
Buyer
Buyer Consents
Buyer’s Closing Documents
Cash on Hand
Certificate of Incorporation
Claim
Closing
Closing Date
Common Share Purchase Price
Common Share Purchase Price Per Share
Company
Confidential Information
Consent
Contemplated Transactions
Contract
Copyrights
Damages
Disclosure Letter
DOL/WHD
EEOC
Employee Benefit Plan
Employment Agreements
Encumbrance
Environment
Environmental Law
Equitable Exceptions
ERISA
ERISA Affiliates
Escrow Agent
Escrow Agreement
Estimated Cash on Hand
Estimated Common Share Purchase Price
Estimated Common Share Purchase Price Per Share
Estimated Net Working Capital
Financials
Financing
GAAP
Government Programs
Governmental Authorization

Governmental Body
Governmental Consents
Hazardous Materials
HSR Act
Indebtedness
Indemnification Escrow Amount
Indemnified Persons
Independent Auditor
INS
Intellectual Property Agreements
Intellectual Property Assets
Interim Financials
IRC
IRS
Knowledge
Legal Requirement
Licenses and Permits
Lien
Marks
Material Adverse Effect
Material Contracts
Medical Waste Laws
Medicare and Medicaid Programs
Net Working Capital
NLRB
Noncompetition Agreements
NWC Target
Objections Statement
Occupational Safety and Health Law
OFCCP
Order
Ordinary Course of Business
Organizational Documents
OSHA
Patents
Person
Pre-Closing Tax Period
Preferred Share Purchase Price
Preferred Share Purchase Price Per Share
Preliminary Closing Statement
Price Adjustment Escrow Amount
Private Consents
Private Programs
Proceeding
Professional Liability Claims
Proprietary Rights Agreement

Purchase Price
Purchase Price Adjustment
Registered Intellectual Property Assets
Related Person
Representative
Rights in Mask Works
Securities Act
Sellers
Sellers Common Share Purchase Price
Sellers Estimated Common Share Purchase Price
Sellers Estimated Purchase Price
Sellers Preferred Share Purchase Price
Sellers Purchase Price
Sellers Purchase Price Adjustment
Sellers’ Representative
Shares
Special Payments
Statements
Stockholder Encumbrances
Stockholders’ Agreement
Straddle Period
Tax
Tax Return
Taxing Authority
Threatened
Trade Secrets
Transaction Costs
URLS

SCHEDULE 1

(List of Sellers)

Name	# of Shares	Percentage Ownership
Thoma Cressey Fund VII, L.P.	162,515 (Class A Common)	69.50% of Class A Common; 57.27% of Combined Common
	15,700.046 (Series A Preferred)	98.40% of Series A Preferred

	335.683 (Series B Preferred)	4.73% of Series B Preferred
Thomas Cressey Friends Fund VII, L.P.	2,350 (Class A Common)	1.00% of Class A Common; .08% of Combined Common

	85.885 (Series A Preferred)	0.54% of Series A Preferred

	4.853 (Series B Preferred)	0.07% of Series B Preferred

Bryan Cressey	658 (Class A Common)	0.28% of Class A Common; .23% of Combined Common

	20.536 (Series A Preferred)	0.13% of Series A Preferred

	3.450 (Series B Preferred)	0.05% of Series B Preferred

Paul F. McConnell, Jr., Independent Special Trustee of the Richard E. Griffin Charitable Remainder Trust-2004, under Trust Agreement dated February 11, 2004	40,535 (Class A Common)	17.33% of Class A Common; 14.28% of Combined Common

Christopher J. York	79 (Class A Common)	0.00% of Class A Common

	23,228 (Class B Common)	46.31% of Class B Common; 8.15% of Combined Common

	7.222 (Series A Preferred)	0.04% of Series A Preferred

	0.414 (Series B Preferred)	0.01% of Series B Preferred

Paul McConnell	12,500 (Class A Common)	5.35% of Class A Common

	3,135 (Class B Common)	6.25% of Class B Common; 5.51% of Combined Common

	1,237.461 (Series B Preferred)	17.43% of Series B Preferred

Tom Komula	5,985 (Class B Common)	11.93% of Class B Common; 2.10% of Combined Common

Robert Smaglia	3,667 (Class A Common)	1.57% of Class A Common

	599 (Class B Common)	1.19% of Class B Common; 1.50% of Combined Common

	363.014 (Series B Preferred)	5.11% of Series B Preferred

Brendan Beggin	2,309 (Class B Common)	4.60% of Class B Common; 0.81% of Combined Common

Mitch Friedman	2,309 (Class B Common)	4.60% of Class B Common; 0.81% of Combined Common

Richard Griffin	4,012.929 (Series B Preferred)	56.52% of Series B Preferred

SCHEDULE 2

(Allocation of Preferred Share Purchase Price
to each outstanding share of preferred stock of the Company)

To be delivered by March 1, 2004.

SCHEDULE 5.2

(Buyer’s Consents)

1.             Consents required under the Credit agreement, dated as of June 9, 2003, by and among Curative Health Services, Inc., as borrower representative, certain lenders referred to therein and General Electric Capital Corporation as agent, as amended.

2.             Any filings and submissions required of the Buyer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

3.             Applicable consents or approvals for (or notices to) governmental and accrediting agencies which have granted licenses, permits and/or accreditations to the Company, in connection with the proposed change of ownership of the Company.

SCHEDULE 5.4

(Copies of the Commitment Letters)

SCHEDULE 7.5

(Debt to be Satisfied at Closing)

Harris Bank Revolver

Harris Bank Term

SCHEDULE 8.6(i)

(Sellers executing Noncompetition Agreements)

Paul McConnell

Christopher J. York

Tom Komula

Robert Smaglia

EXHIBIT 1

(Disclosure Letter)

EXHIBIT 2.3(b)(iii)

(Form of Escrow Agreement)

EXHIBIT 8.6(h)

(Form of Employment Agreement)

EXHIBIT 8.6(i)

(Form of Noncompetition Agreements)

EXHIBIT 8.6(k)

(Form of Opinion of Bryan Cave LLP, Counsel to Sellers)

EXHIBIT 8.6(n)

(Form of FIRPTA Affidavit)

FIRPTA CERTIFICATE

Critical Care Systems, Inc., a Delaware corporation (the “Company”) hereby certifies that it is not, and has not been at any time during the five year period preceding the date of this certificate, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and that stock in the Corporation is not a “United States real property interest” as defined in Section 897(c)(1)(A) of the Code.

The Company’s United States taxpayer Identification number is:  04-3115329

The Company’s address is:

150 Field Drive, Suite, 170

Two Conway Building

Lake Forest, Illinois 60045

The undersigned hereby certifies under penalties of perjury that this Certificate is correct to his or her knowledge and belief, and that the undersigned has authority to sign this Certificate on behalf of the Company.

Dated:

CRITICAL CARE SYSTEMS, INC.

By:
Name:
Title: